Exhibit (a)(1)(i)

MF GLOBAL LTD.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING SHARE OPTIONS

FOR RESTRICTED SHARE UNITS

This document constitutes part of a prospectus relating to the

MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan,

covering securities that have been registered under the Securities Act of 1933.

October 7, 2009

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE

AT 4:59 P.M. EASTERN TIME (“ET”), ON NOVEMBER 10, 2009, UNLESS THE

OFFER IS EXTENDED.

This Offer to Exchange relates to a program (the “Share Option Exchange Program”) under which MF Global Ltd., an exempted company incorporated under the laws of Bermuda (“MF Global”, “our”, “us” or “we”), is offering its eligible employees employed in the United States, Hong Kong, India, Singapore, Switzerland, Taiwan, the United Arab Emirates and the United Kingdom (not including any of our executive officers or members of our board of directors) the opportunity to voluntarily exchange certain outstanding share options granted at the time of our initial public offering in July 2007 for a lesser number of unvested restricted share units, based on an exchange ratio that takes into consideration the current fair value of the eligible share options (calculated using a Black-Scholes option pricing model (as explained further herein)), the fair market value of our common shares and the original exercise price of the eligible share options (the “offer”). The restricted share units being offered represent MF Global’s commitment to deliver to the recipient a specified number of shares (or, in our discretion cash, other securities, other equity-based awards or other property) subject to vesting and other terms and conditions. The terms and conditions of our offer are described in this document and other documents we may refer you to, all of which together are called the “Offer to Exchange.”

Only share options granted at the time of our initial public offering in July 2007 are eligible for exchange (“eligible share options”). The eligible share options have an exercise price of $30 per share. Eligible employees must elect to exchange all of their eligible share options; you may not elect to exchange less than all of the eligible share options granted to you.

You are eligible to participate in the Share Option Exchange Program and the offer only if you meet all of the following requirements:

•

you are an active employee of MF Global or its subsidiaries employed in an eligible location on the date the offer commences and remain an active employee in an eligible location through the completion of the Share Option Exchange Program;

•	you are not an executive officer or a member of our board of directors; and

•	you hold eligible share options as of the commencement of the Share Option Exchange Program.

Eligible employees have until 4:59 p.m. ET on November 10, 2009, to accept the offer (the “expiration time”). We reserve the right, in our sole discretion, but subject to applicable law, to (i) terminate the offer prior to the expiration time and not accept any share options tendered for exchange in the offer, (ii) waive any and all of the conditions of the offer, other than those dependent upon the receipt of necessary government approvals, prior to the expiration time, (iii) extend the offer or (iv) amend the terms of the offer. Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m. ET on the next U.S. business day after the last previously scheduled or announced expiration time.

MF Global’s obligation to exchange eligible options validly tendered pursuant to the offer is subject to satisfaction of all the conditions described in this Offer to Exchange. Please see Section 7, “Conditions of the Offer”, in this Offer to Exchange for information regarding the conditions of the offer. The offer is not conditioned upon a minimum total number of share options being surrendered for exchange or a minimum number of eligible employees participating.

The restricted share units granted in exchange for surrendered eligible share options will be subject to a new vesting schedule, and will be completely unvested on the date they are granted, even though the share options exchanged for them have partially vested. Each restricted share unit will vest in equal annual installments over the three-year period commencing on the grant date of the restricted share units, provided that the recipient remains employed by us on the vesting dates and absent a special vesting event described in the award agreement. As a result, eligible employees must continue their employment with MF Global in order to realize any benefit from the restricted share units. Participation in the offer does not provide any guarantee or promise of continued employment with MF Global.

Although our board of directors has approved the offer, neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, your eligible share options for restricted share units in the Share Option Exchange Program. In addition, MF Global has not authorized any person to make any recommendation on MF Global’s behalf as to whether you should participate in the offer. Participation in the offer carries risks and there is no guarantee that you will ultimately receive greater value from the restricted share units you will receive if you participate in the offer than from your existing eligible share options. As a result, you must make your own decision regarding whether to surrender your eligible share options for exchange after taking into account your own personal circumstances or preferences. If you hold eligible share options and are subject to taxation or national insurance contributions in a country other than the United States, please refer to the Schedules attached to this Offer to Exchange for further details regarding income tax consequences, national insurance contributions and other issues for employees subject to taxation and/or national insurance contributions outside the United States. You are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) to discuss the consequences to you of participating in the Share Option Exchange Program.

Our common shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “MF.” On October 2, 2009, the closing price of our common shares was $7.25 per share. We recommend that you evaluate the risks related to our business, our common shares and the offer, and obtain current market quotations for our common shares before deciding whether to elect to exchange your eligible share options. Risks related to our business, our common shares and this offer are described in this Offer to Exchange as well as in other documents that we have filed with the Securities and Exchange Commission, particularly our Annual Report filed on Form 10-K for the fiscal year ended March 31, 2009.

Please see the section entitled “Risk Factors” in this Offer to Exchange, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, to read about risks and uncertainties relating to our business, our common shares and this offer that you should consider before surrendering your eligible share options for exchange in the Share Option Exchange Program.

As of September 30, 2009, eligible share options outstanding under our Amended and Restated 2007 Long Term Incentive Plan (“LTIP”) held by eligible employees were exercisable for approximately 5,130,155 of our common shares, or approximately 4% of our total common shares outstanding.

IMPORTANT

MF Global has engaged BNY Mellon Shareowner Services (“BNY Mellon”) to administer the offer process. If you want to exchange your eligible share options, you must notify BNY Mellon of your election before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009 (or, if we extend the offer, a later time that we will specify)). You may notify BNY Mellon of your election by making an election online at the Share Option Exchange Program election site, which is available at https://www.corp-action.net/mfglobal. Your election must be submitted before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009 (or, if we extend the offer, a later time that we will specify)).

Unless you are unable to access the Share Option Exchange Program election site due to technical failures (or lack of internet service) as described below, your election must be submitted through the Share Option Exchange Program election site. Election forms for active MF Global employees submitted by any other means, including hand delivery, facsimile, e-mail, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted by us. If you are unable to access the Share Option Exchange Program election site, please contact the MF Global Share Option Exchange Program Service Center at 1-866-282-4939 (from within the United States) or 1-201-680-6869 (from outside the United States) to request paper materials. Your election must be returned to BNY Mellon per their instructions, and election forms submitted by any other means will not be accepted by BNY Mellon. In addition, we will not accept delivery of any election after the expiration time. Please allow sufficient time for the paper election form to be received by BNY Mellon. Eligible employees who live outside of the United States must take into consideration differences in business days and time-zones so as to allow sufficient time to ensure that your election is received by BNY Mellon by the expiration time.

WE ARE NOT MAKING THE OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO EXCHANGE SHARE OPTIONS FROM OR ON BEHALF OF, SHARE OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY ELECTION TO EXCHANGE SHARE OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY OR DESIRABLE FOR US TO MAKE THE OFFER TO SHARE OPTION HOLDERS IN ANY SUCH JURISDICTION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARE OPTION EXCHANGE PROGRAM OR PASSED UPON THE FAIRNESS OR MERITS OF THE SHARE OPTION EXCHANGE PROGRAM OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MF GLOBAL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON MF GLOBAL’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE SHARE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH MF GLOBAL HAS REFERRED YOU. MF GLOBAL HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY MF GLOBAL.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF MF GLOBAL OR A SUBSIDIARY OF MF GLOBAL OR TO AFFECT YOUR EMPLOYER’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE OR NOTICE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND YOUR EMPLOYER, THE EMPLOYMENT RELATIONSHIP BETWEEN MF GLOBAL AND EACH EMPLOYEE REMAINS “AT WILL.”

MF GLOBAL RESERVES THE RIGHT TO AMEND OR TERMINATE THE LTIP AT ANY TIME, AND THE GRANT OF RESTRICTED SHARE UNITS UNDER THE LTIP AND THIS OFFER TO EXCHANGE DO NOT IN ANY WAY OBLIGATE MF GLOBAL TO GRANT ADDITIONAL RESTRICTED SHARE UNITS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE SHARE OPTIONS IN THE FUTURE. THE GRANT OF ANY RESTRICTED SHARE UNITS UNDER THE LTIP AND THIS OFFER TO EXCHANGE ARE WHOLLY DISCRETIONARY IN NATURE AND ARE NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

Note to Employees in Hong Kong

THE CONTENTS OF THIS DOCUMENT HAVE NOT BEEN REVIEWED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN DOUBT ABOUT ANY OF THE CONTENTS OF THIS DOCUMENT, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

THE OFFER TO EXCHANGE, ANY GRANT OF RESTRICTED SHARE UNITS THAT YOU MAY RECEIVE IN EXCHANGE FOR ELIGIBLE SHARE OPTIONS AND ANY COMMON SHARES OF MF GLOBAL ISSUED TO YOU AT VESTING OF SUCH RESTRICTED SHARE UNITS DO NOT CONSTITUTE A PUBLIC OFFERING OF SECURITIES UNDER HONG KONG LAW AND ARE AVAILABLE ONLY TO ELIGIBLE EMPLOYEES OF MF GLOBAL OR AFFILIATES OF MF GLOBAL. THE OFFER TO EXCHANGE AND ANY RELATED COMMUNICATIONS THAT YOU MAY RECEIVE HAVE NOT BEEN PREPARED IN ACCORDANCE WITH AND ARE NOT INTENDED TO CONSTITUTE A “PROSPECTUS” FOR A PUBLIC OFFERING OF SECURITIES UNDER THE APPLICABLE SECURITIES LEGISLATION IN HONG KONG, NOR HAVE THE DOCUMENTS BEEN REVIEWED BY ANY REGULATORY AUTHORITY IN HONG KONG. THE OFFER TO EXCHANGE, ANY GRANT OF RESTRICTED SHARE UNITS THAT YOU MAY RECEIVE IN EXCHANGE FOR ELIGIBLE SHARE OPTIONS AND ANY DOCUMENTATION RELATED THERETO ARE INTENDED SOLELY FOR THE PERSONAL USE OF EACH ELIGIBLE

EMPLOYEE AND MAY NOT BE DISTRIBUTED TO ANY OTHER PERSON. IF YOU ARE IN DOUBT ABOUT ANY OF THE CONTENTS OF THE OFFER TO EXCHANGE OR ANY RELATED COMMUNICATIONS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

Note to Employees in India

THIS DOCUMENT DOES NOT INVITE OFFERS FROM THE PUBLIC FOR SUBSCRIPTION OR PURCHASE OF THE SECURITIES OF ANY BODY CORPORATE UNDER ANY LAW FOR THE TIME BEING IN FORCE IN INDIA. THIS DOCUMENT IS NOT A PROSPECTUS UNDER THE APPLICABLE LAWS FOR THE TIME BEING IN FORCE IN INDIA. MF GLOBAL DOES NOT INTEND TO MARKET, PROMOTE, INVITE OFFERS FOR SUBSCRIPTION OR PURCHASE THE SECURITIES OF ANY BODY CORPORATE IN CONNECTION WITH THIS OFFER TO EXCHANGE. THE INFORMATION PROVIDED IN THIS DOCUMENT IS FOR THE RECORD ONLY. ANY PERSON WHO SUBSCRIBES OR PURCHASES SECURITIES OF ANY BODY CORPORATE SHOULD CONSULT HIS OR HER OWN INVESTMENT ADVISERS BEFORE MAKING ANY INVESTMENTS. MF GLOBAL SHALL NOT BE LIABLE OR RESPONSIBLE FOR ANY SUCH INVESTMENT DECISION MADE BY ANY PERSON.

Note to Employees in the United Arab Emirates

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR LICENSED BY THE UAE CENTRAL BANK OR ANY OTHER RELEVANT LICENSING AUTHORITIES OR GOVERNMENTAL AGENCIES IN THE UNITED ARAB EMIRATES. THIS OFFER TO EXCHANGE IS STRICTLY PRIVATE AND CONFIDENTIAL AND HAS NOT BEEN REVIEWED BY, DEPOSITED OR REGISTERED WITH THE UAE CENTRAL BANK OR ANY OTHER LICENSING AUTHORITY OR GOVERNMENTAL AGENCIES IN THE UNITED ARAB EMIRATES. THIS OFFER TO EXCHANGE IS BEING ISSUED FROM OUTSIDE THE UNITED ARAB EMIRATES TO A LIMITED NUMBER OF EMPLOYEES OF MF GLOBAL MIDDLE EAST DMCC AND MUST NOT BE PROVIDED TO ANY PERSON OTHER THAN THE ORIGINAL RECIPIENT AND MAY NOT BE REPRODUCED OR USED FOR ANY OTHER PURPOSE.

Note to Employees in the United Kingdom

THIS DOCUMENT IS BEING ISSUED BY MF GLOBAL LTD. IN THE UNITED KINGDOM ONLY TO CERTAIN ELIGIBLE EMPLOYEES FALLING WITHIN ARTICLE 60 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (PARTICIPATION IN EMPLOYEE SHARE SCHEMES) (EACH SUCH EMPLOYEE, A “RELEVANT EMPLOYEE”). THIS DOCUMENT IS PROVIDED FOR THE SOLE PURPOSE OF PROVIDING RELEVANT EMPLOYEES WITH INFORMATION IN RELATION TO MF GLOBAL’S OFFER TO VOLUNTARILY EXCHANGE CERTAIN OUTSTANDING SHARE OPTIONS FOR RESTRICTED SHARE UNITS.

ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS DOCUMENT RELATES IS AVAILABLE IN THE UNITED KINGDOM ONLY TO RELEVANT EMPLOYEES, AND WILL BE ENGAGED IN ONLY WITH SUCH PERSONS.

UNDER NO CIRCUMSTANCES WILL RESTRICTED SHARE UNITS BE AVAILABLE IN THE UNITED KINGDOM TO PERSONS OTHER THAN EMPLOYEES OF MF GLOBAL OR ANOTHER MEMBER OF ITS GROUP.

v

Important Note on Data Protection

In order to administer the Offer to Exchange and your participation in it (including effecting the cancellation of eligible share options and the grant of new restricted share units) and take other actions that are reasonably necessary or incidental thereto, MF Global, its subsidiaries, BNY Mellon and UBS Financial Services Inc. may receive, transfer and/or process personal data about you. Such data may include, but is not limited to, the information provided in your election form and any changes thereto, other appropriate personal and financial data about you such as your home address and telephone number, date of birth, social security or other identification number, salary and other payroll information, nationality, job title, directorships and/or equity award holdings, and any other information as is reasonably necessary to facilitate the administration of the Offer to Exchange and your participation in it. In the United States and in other countries to which such data may be transferred, the level of data protection is not equivalent to data protection standards in the member states of the European Union.

Upon request, to the MF Global Human Resources Department in New York at 717 Fifth Avenue, New York, New York 10022, or by phone at 1-212-589-6208, to the extent required under the laws of the applicable jurisdiction, you may have access to and obtain communication of the data and may exercise your rights in respect of such data, including objecting to the processing of the data and requesting that the data be corrected (if wrong), completed or clarified (if incomplete or equivocal), or erased (if cannot legally be collected or kept). Upon request, to the extent required under the laws of the applicable jurisdiction, the MF Global Human Resources Department will also provide you, free of charge, with a list of all the service providers used in connection with the Offer to Exchange at the time of request.

By participating in the Offer to Exchange, you consent to MF Global, its subsidiaries, BNY Mellon and UBS Financial Services Inc. (a) processing your personal data and (b) transferring your personal data outside the country in which you work or are employed (including to the United States), to transferees who will include MF Global, its subsidiaries, BNY Mellon and UBS Financial Services Inc. (or any other service provider retained by MF Global), whether in the United States or elsewhere, as is reasonably necessary for the administration of the Offer to Exchange and your participation in it.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to the MF Global Share Option Exchange Program Service Center at 1-866-282-4939 (from within the United States) or 1-201-680-6869 (from outside the United States).

Offer to Exchange dated October 7, 2009

OFFER TO EXCHANGE CERTAIN OUTSTANDING SHARE OPTIONS

FOR RESTRICTED SHARE UNITS

TABLE OF CONTENTS

Title		Page
SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		1
FORWARD-LOOKING STATEMENTS		19
RISK FACTORS		21
THE OFFER TO EXCHANGE		25
1.	Eligibility	25
2.	Types of Awards Granted in the Share Option Exchange Program; Number of Restricted Share Units; Expiration Time; Material Differences Between Share Options and Restricted Share Units	26
3.	Purposes of the Offer and Reasons for Structure of the Offer	27
4.	Procedures for Electing to Exchange Share Options	29
5.	Withdrawal Rights and Change of Election	32
6.	Acceptance of Share Options for Exchange; Grant of Restricted Share Units	33
7.	Conditions of the Offer	34
8.	Price Range of Shares Underlying the Share Options	37
9.	Source and Amount of Consideration; Terms of Restricted Share Units	37
10.	Information Concerning MF Global; Financial Information	43
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities	44
12.	Status of Share Options Acquired by Us in the Offer; Accounting Consequences of the Offer	45
13.	Legal Matters; Regulatory Approvals	46
14.	Material Income Tax Consequences	46
15.	Extension of the Offer; Termination; Amendment	47
16.	Fees and Expenses	48
17.	Additional Information; Documents Incorporated by Reference	48
18.	Miscellaneous	50

SCHEDULE A:    Information Concerning the Executive Officers and Board of Directors of MF Global Ltd.

SCHEDULE B:    Summary Financial Information of MF Global Ltd.

SCHEDULES C -I:    Guide to Tax Considerations in Non-US Countries

OFFER TO EXCHANGE CERTAIN OUTSTANDING SHARE OPTIONS

FOR RESTRICTED SHARE UNITS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

You should read carefully this Summary Term Sheet and Questions and Answers and the entire Offer to Exchange, the other attached exhibits together with their associated instructions and the other related documents referenced in this Offer to Exchange. This Offer to Exchange is made upon the terms and subject to the conditions of these documents, which may be amended by us from time to time hereafter. The information in this Summary Term Sheet and Questions and Answers is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in this Offer to Exchange and the other related documents referenced in this Offer to Exchange. Where appropriate, we have included in this Summary Term Sheet and Questions and Answers references to relevant sections in this Offer to Exchange to help you find more complete information with respect to these topics. Please carefully review this Summary Term Sheet and Questions and Answers and this Offer to Exchange to ensure that you are making an informed decision regarding your participation in the Share Option Exchange Program.

Background Information

Q1.	What is the Share Option Exchange Program?

Al.	The Share Option Exchange Program is a one-time, voluntary opportunity for eligible employees to exchange eligible vested and unvested “underwater” share options for restricted share units. The number of restricted share units an eligible employee will receive in exchange for eligible share options will be determined by an exchange ratio. The restricted share units granted in exchange for surrendered eligible share options will be subject to a new vesting schedule.

Further details can be found in Section 2 of this Offer to Exchange under “Types of Awards Granted in the Share Option Exchange Program; Number of Restricted Share Units; Expiration Time; Material Differences Between Share Options and Restricted Share Units.”

See also: Answers to Question 11, “Are there circumstances in which I would not be eligible for restricted share units in the Share Option Exchange Program?”, Question 12, “How many restricted share units will I receive for the eligible share options that I exchange?” and Question 16, “When will my restricted share units vest?” of this Summary Term Sheet and Questions and Answers.

Q2.	What are some key terms used in the Share Option Exchange Program?

A2.	Here are some key terms used when describing the Share Option Exchange Program:

Active Employee	An employee of MF Global or MF Global’s subsidiaries in an eligible location. An employee is not an “active employee” if he or she (i) is on a “garden leave” or other leave that will result in a termination of employment with MF Global or one of MF Global’s subsidiaries in an eligible location, (ii) has provided MF Global a notice of resignation or (iii) has received a notice of termination of employment from MF Global or one of MF Global’s subsidiaries in an eligible location.

Black-Scholes	The Black-Scholes valuation model is a method well-known to market professionals for determining the value of derivative securities, such as the share options. A Black-Scholes option pricing model is being used in the Share Option Exchange Program to determine the aggregate fair value of the eligible share options for purposes of calculating the exchange ratio.

BNY Mellon	MF Global has engaged BNY Mellon Shareowner Services to administer the offer process for the Share Option Exchange Program. BNY Mellon will be hosting the Share Option Exchange Program election site and call center for MF Global.

Commencement Date	October 7, 2009, the date the Share Option Exchange Program offering period opens.

Eligible Employees	Active employees in eligible locations as of the commencement date who remain active employees in eligible locations through the expiration time. Executive officers and members of MF Global’s board of directors are not “eligible employees.”

Eligible Locations	The United States, Hong Kong, India, Singapore, Switzerland, Taiwan, the United Arab Emirates and the United Kingdom. Active employees employed by MF Global and its subsidiaries outside these eligible locations are not eligible to participate in the Share Option Exchange Program.

Eligible Share Options

Only share options granted at the time of our initial public offering in July 2007 are eligible for exchange. The eligible share options have an exercise price of $30 per share. Eligible employees must elect to exchange all of their eligible share options; you may not elect to exchange less than all of the eligible share options granted to you.

Share options not exchanged in the Share Option Exchange Program will continue to vest and become exercisable in accordance with their original terms and conditions.

Exchanged Share Options	Eligible share options that, as of the expiration time, eligible employees elect to exchange for restricted share units in the Share Option Exchange Program.

Executive Officers	Officers of MF Global, each of whom is listed on Schedule A of this Offer to Exchange.

Exercise Price	The purchase price per common share underlying an eligible share option, which is $30 per share.

Expiration Time	The date and time the offering period ends. The expiration time is expected to be 4:59 p.m. ET on November 10, 2009, but is subject to change. MF Global may extend the offering period and delay the expiration time in its sole discretion.

Grant Date	The date an equity award, such as a share option or restricted share unit, is granted.

Intrinsic Value	Intrinsic value with respect to a share option at any particular time is the amount by which the trading price of MF Global’s common shares exceeds the exercise price of the share option at that time. An underwater share option has no intrinsic value since its exercise price is higher than the current trading price of the underlying common shares, although that could change over time.

LTIP	The MF Global Amended and Restated 2007 Long Term Incentive Plan, as may be amended from time to time.

Offer or Share Option Exchange Program	The program under which MF Global is offering its eligible employees employed in eligible locations (not including any of our executive officers or members of our board of directors) the opportunity to voluntarily exchange certain outstanding share options granted at the time of our initial public offering in July 2007 for a lesser number of unvested restricted share units, based on an exchange ratio that takes into consideration the current fair value of the eligible share options (calculated using a Black-Scholes option pricing model), the fair market value of our common shares and the original exercise price of eligible share options.

Offer to Exchange	The legal document entitled “Offer to Exchange Certain Outstanding Share Options for Restricted Share Units” and other documents that we may refer you to. This Offer to Exchange contains the terms and conditions of the Share Option Exchange Program and may be amended and supplemented from time to time.

Offering Period	The period between the commencement date and the expiration time, during which eligible employees can choose to exchange eligible share options in the Share Option Exchange Program. Currently, the offering period is October 7, 2009 through 4:59 p.m. ET on November 10, 2009, but is subject to change. MF Global may extend the offering period and delay the expiration time in its sole discretion.

Restricted Share Unit	Restricted share units that are granted to eligible employees who choose to participate in the Share Option Exchange Program in exchange for the cancellation of their eligible share options. Restricted share units represent the right to receive common shares of MF Global in the future; however, that right is “restricted” until the vesting criteria and other terms and conditions set forth in the relevant restricted share unit award agreement and the LTIP are satisfied.

SEC	The United States Securities and Exchange Commission.

Share Option Exchange Program Election Site	The website portal where eligible employees can choose to participate in the Share Option Exchange Program. The Share Option Exchange Program election site also includes links to all of the documents referenced in this Offer to Exchange. The links provide access to download and print all of the documents referenced in this Offer to Exchange. The web address for the Share Option Exchange Program election site is https://www.corp-action.net/mfglobal.

Share Option Expiration Date	The date a share option expires and is no longer available for exercise. For the eligible share options, this date is July 18, 2014.

UBS	UBS Financial Services Inc. is the third-party administrator for the LTIP and provides online brokerage accounts to participants in the LTIP.

Underwater	Share options that have an exercise price that is higher than the current trading price of MF Global’s common shares on the NYSE are considered to be underwater.

Vesting Date	The date on which a portion of your share option grant vests and becomes available for exercise or a portion of your restricted share unit grant vests and common shares are issued. Once a restricted share unit vests, it becomes a common share of MF Global that you can hold, transfer, or sell and is typically subject to tax.

Q3.	Why is MF Global offering the Share Option Exchange Program?

A3.	We are making the offer to re-align the interests of employees who were granted share options in our initial public offering with the interests of our shareholders. As of September 30, 2009, the ten day average closing price of our common shares was $7.43, and all of the share options granted at the time of our initial public offering were underwater. We believe that those share options no longer serve to motivate or help retain our employees. We believe that the offer will aid both motivation and retention of employees participating in the offer by providing a way for these employees to realize value from eligible share options, while more firmly aligning the interests of our employees with the interests of our shareholders. The Share Option Exchange Program gives eligible employees an opportunity to exchange the share options that are the most underwater for restricted share units, which, subject to vesting and other conditions, will provide value to eligible employees even if our share price does not increase.

The Share Option Exchange Program will also increase the inventory of available shares under the LTIP to enable us to continue to offer competitive compensation packages necessary to attract, retain and motivate employees. Participating employees will receive fewer restricted share units than the number of share options being surrendered and the excess shares will be available for re-issuance in accordance with the terms of the LTIP, either as share options or as other equity awards. The exchange ratio has been determined so that the restricted share units will have a fair value (as determined using a Black-Scholes option pricing model) equal to approximately 82.5% of the fair value of the shares underlying the surrendered share options. If all eligible employees elect to participate in the offer and receive restricted share units, the offer could increase our LTIP inventory by approximately 4.7 million shares (applying a price of $7.43 per common share, which is the average closing price for the ten trading days ended on September 30, 2009). This would likely ensure that the LTIP program would be available to provide competitive equity-based grants to employees through the end of fiscal 2012. Eligibility for future grants of share options and equity awards will remain subject to the discretion of MF Global and will not depend on whether you participate in the offer. Although not obligated to do so in general, MF Global has traditionally made grants of share awards to selected employees and, at our discretion, expects to continue to do so.

Lastly, the Share Option Exchange Program will allow us to recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to outstanding share options granted in connection with our initial public offering. Generally, when share options are granted to employees, we bear an expense that reduces our net income. This expense (known as share-based compensation expense) is calculated based on the determined value of each share option when granted. The expense is not subsequently adjusted if the share price declines. Therefore, although the share options granted in connection with our initial public offering are not likely to be exercised as long as our share price is lower than $30, they will remain on our books with the potential to dilute shareholders’ interests for up to the full remaining term of these share options. These share options are delivering little or no retentive value and offer no opportunity to recapture value from the associated compensation expense, unless they are surrendered or cancelled. The Share Option Exchange Program will allow us to utilize expense already allocated to equity awards and to realize the originally intended benefits of this expense – to enhance employee motivation and retention – rather than incur new, additional costs to achieve the same result.

See also: Section 3 of this Offer to Exchange

Q4.	What is a share option?

A4.	A share option is the right to purchase common shares at a specified price, regardless of the actual market price of the shares at the time the share option is exercised. Typically, the specified purchase, or “exercise,” price is the closing price of our common shares on the NYSE on the date the share option is granted. Due to subsequent share price fluctuations, at any given time following the grant of a share option, the prevailing market price of the shares may be greater than, equal to or less than, the specified exercise price of the share option. When the market price is greater than the exercise price of the share option (otherwise known as a share option being “in-the-money”), the share option holder receives value from exercising the share option, because he or she is able to buy the shares underlying the share option at less than its prevailing market price. The holder of a share option to purchase shares at an exercise price that is equal to or greater than the prevailing market price (otherwise known as a share option being “out-of-the-money” or “underwater”) generally would not exercise the share option.

Q5.	What are restricted share units?

A5.

Restricted share units being offered pursuant to the Share Option Exchange Program are promises by MF Global to issue common shares (or, in our discretion, cash, other securities, other equity-based awards or other property) in the future provided the vesting criteria are satisfied. Restricted share units granted in connection with the offer will be granted pursuant to the LTIP and subject to the terms and conditions of a restricted share unit award agreement entered into thereunder. An important difference between a restricted share unit and a share option is that the value of the restricted share unit reflects the value of a full common share, whereas the value of a share option reflects only the difference between the exercise price and the value of a common share. Although the intrinsic value of a restricted share unit goes up and down with the share price, a restricted share unit can never be “underwater” the way a share option can. A link to the form of restricted share unit award agreement is included on the Share Option Exchange Program Election site at https://www.corp-action.net/mfglobal as an exhibit to the document MF Global filed with the SEC called a “Schedule TO,” which is also available on the SEC’s website at http://www.sec.gov.

Q6.	How do restricted share units differ from share options?

A6.	The table below outlines some key differences between eligible share options and restricted share units to be issued pursuant to the Share Option Exchange Program:

	Share Options	Restricted Share Units
What they are	The right to purchase a fixed number of common shares of MF Global at a fixed price for a fixed period of time.	The right to receive common shares of MF Global in the future at no cost to you.

How they work

Once a share option vests, you can exercise the vested portion at any time until the share option expiration date. Exercising a share option means you buy the shares at the exercise price set on the date of the grant.

If the price of MF Global’s shares is greater than the exercise price when you exercise your share option and sell the shares issuable upon exercise, you receive the gain (after any taxes that may be due, of course).

However, when MF Global’s share price is less than the exercise price, the share option has no intrinsic value and is considered to be underwater.

Once a restricted share unit vests, a share of MF Global is issued to you and at no cost to you, other than withholding for applicable taxes that may be due from the vesting of the restricted share unit (which may be satisfied by having MF Global withhold shares or by you making a cash payment).

A restricted share unit has value equal to the current MF Global share price. Once an MF Global share is issued to you following the vesting of the restricted share unit, you can either keep it as an investment or sell it.

Example (assumes vested share options and restricted share units and no taxes due)

If you are awarded a share option with a per share exercise price of $30 and the MF Global share price subsequently increases to $40, the share option will be worth $10 if exercised on that later date.

If you are awarded a share option with a per share exercise price of $30 and the MF Global share price subsequently decreases to $20, the share option will have no intrinsic value as of that later date until our share price exceeds $30.

If the share price on the grant date of your restricted share unit is $30, and the MF Global share price subsequently increases to $40, each restricted share unit will be worth $40 as of that later date (subject to the vesting requirement).

If the share price on the grant date of your restricted share unit is $30, and the MF Global share price subsequently decreases to $20, each restricted share unit will be worth $20 as of that later date (subject to the vesting requirement).

Eligibility

Q7.	How do I know whether I am eligible to participate in the Share Option Exchange Program?

A7.	You will be eligible to participate in the Share Option Exchange Program if:

•	You are an active employee employed in an eligible location on the commencement date,

•	You remain an active employee employed in an eligible location through the expiration time (expected to be 4:59 p.m. ET on November 10, 2009), and

•	You have eligible share options.

MF Global’s executive officers and members of our board of directors may not participate in the Share Option Exchange Program.

MF Global reserves the right to withdraw this Offer to Exchange in any jurisdiction for which it determines that the Share Option Exchange Program would have regulatory, tax or other implications that are inconsistent with MF Global’s compensation policies and practices. If MF Global withdraws this Offer to Exchange in a particular jurisdiction, this Offer to Exchange will not be made to, nor will eligible share options be accepted for exchange from or on behalf of, employees in that jurisdiction.

See also: Section 1 of this Offer to Exchange

Q8.	Why is the offer restricted to employees in eligible locations?

A8.	The Share Option Exchange Program is only being offered to employees employed by us in the United States, Hong Kong, India, Singapore, Switzerland, Taiwan, the United Arab Emirates and the United Kingdom through the expiration time. Our decision to exclude employees employed in jurisdictions outside of such eligible locations is being made for compensatory purposes. Our goal is to reward, motivate and incentivize our employees throughout the world with competitive compensation arrangements. However, our compensation policies, programs and practices are not uniform across all jurisdictions. In some cases, our compensation policies, programs and practices vary due to local custom, local tax or regulatory requirements, differences in competitive compensation and benefit arrangements or the costs of administering certain compensation and benefit arrangements in a particular jurisdiction. As a result, employees in a particular jurisdiction routinely have compensation packages with components that differ in form, type and amount from employees in other jurisdictions. Accordingly, the implementation of, or changes in, certain compensation arrangements for employees in a particular jurisdiction have not historically been implemented for employees in all other jurisdictions. Employees employed outside of eligible locations are excluded from the Share Option Exchange Program because (i) compliance with local tax, legal and regulatory requirements would prevent the Share Option Exchange Program from being conducted on its terms without significant delay, would be unduly burdensome or would frustrate our compensation policies with respect to those employees and (ii) making the Share Option Exchange Program available to employees employed outside the eligible locations is not necessary to further our compensation policies.

See also: Section 3 of this Offer to Exchange

Q9.	How do I know which share options are eligible for the Share Option Exchange Program?

A9.	Only share options granted at the time of our initial public offering in July 2007 are eligible for exchange. The eligible share options have an exercise price of $30 per share. If you decide to participate, you must elect to exchange all of your eligible share options; you may not elect to exchange less than all of the eligible share options granted to you.

Share options not exchanged in the Share Option Exchange Program will continue to vest and become exercisable in accordance with their original terms and conditions.

See also: Section 2 of this Offer to Exchange

Q10.	Can I exchange common shares of MF Global that I acquired pursuant to MF Global’s Employee Stock Purchase Plan?

A10.	No. This Offer to Exchange relates only to share options granted under the LTIP at the time of our initial public offering in July 2007. You may not exchange any common shares of MF Global (including without limitation any shares that you may have acquired pursuant to MF Global’s Employee Stock Purchase Plan) or any equity awards (other than eligible share options) in this Offer to Exchange.

See also: Section 2 of this Offer to Exchange

Q11.	Are there circumstances in which I would not be eligible to receive restricted share units in the Share Option Exchange Program?

A11.	Yes. If, for any reason, you no longer are an employee of MF Global or one of its subsidiaries in an eligible location on the date of grant for the restricted share units, which is the first business day following the expiration time, you will not receive any restricted share units. Instead, you will keep your current eligible share options in accordance with their original terms and conditions. Except as provided by applicable law and/or any employment agreement between you and MF Global, your employment with MF Global will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice.

Moreover, even if we accept your eligible share options, we will not grant restricted share units to you if we are prohibited from doing so by applicable laws or regulations to which we are subject.

See also: Sections 1 and 2 of this Offer to Exchange

Terms and Conditions of the Restricted Share Units

Q12.	How many restricted share units will I receive for the eligible share options that I exchange?

A12.	The number of restricted share units that you will receive will depend on the number of share options that you surrender and on a pre-determined exchange ratio. The exchange ratio specifies the number of share options that an eligible employee must surrender to obtain a restricted share unit. The exchange ratio is 11.6 to 1. This means that an eligible employee must surrender 11.6 share options to receive one restricted share unit.

We will not issue fractional restricted share units, and we will round down to the nearest whole number of restricted share units after applying the exchange ratio to avoid fractional shares.

The exchange ratio is structured so that the restricted share units will have a fair value of 82.5% of the fair value of surrendered eligible share options. We determined the exchange ratio by first calculating the aggregate fair value of the eligible share options using a Black-Scholes option pricing model. This model uses the following assumptions to estimate fair value: a share price of $7.43 (based on the average closing price for the ten trading days ended on September 30, 2009), an eligible share option exercise price of $30.00, share price volatility of 53%, a risk-free interest rate of 2.12%, an expected term of 4.2 years and no dividend yield. The share price volatility was determined by analyzing historical and implied volatility rates for a group of 12 peer companies. The risk-free interest rate was based on yields available as of the valuation date for U.S. Treasury Strips with maturities equal to the expected term of the share options. Finally, the expected term was based on an assessment of expected eligible share option settlements during the remaining contractual term using our annual assumed turnover rate and the likelihood of the share price exceeding the $30.00 exercise price.

The Share Option Exchange Program election site lists the number of restricted share units you are eligible to receive for your eligible share option grants.

See also: Section 2 of this Offer to Exchange

Q13.	Why isn’t the exchange ratio simply one-for-one?

A13.	Our offer must balance the interests of both employees and non-employee shareholders. As described in the Answer to Question 3, the offer provides employees with a benefit by replacing underwater share options with awards that have a greater potential to increase in value. As an offset to the benefit to the employees, the exchange ratio selected for the offer will decrease the total number of outstanding common shares subject to our equity awards and will benefit shareholders by decreasing potential shareholder dilution. In determining the exchange ratio, replacement restricted share units are targeted to provide value that is, in the aggregate, not greater than the fair value of the eligible share options and minimizes our incremental compensation expense.

Q14.	Will the terms and conditions of my restricted share units be the same as my exchanged share options?

A14.	No. Restricted share units are a different type of award than share options, and therefore, the terms and conditions of your restricted share units will be different from the terms and conditions of your exchanged share options. Also, although some eligible share options have already vested, the restricted share units to be issued pursuant to the Share Option Exchange Program will have a different vesting schedule. In addition, the tax treatment and social insurance contribution obligations of the restricted share units may differ significantly from the tax treatment and social insurance contribution obligations of your exchanged share options.

See also:

•

Answers to Question 16, “When will my restricted share units vest?” and Question 32, “Will I have to pay taxes if I participate in the Share Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Sections 2, 9 and 14 of this Offer to Exchange

•	Schedules C through I of this Offer to Exchange, which contain country-specific tax disclosures

Q15.	Will my restricted share units carry the same rights and privileges as owning common shares of MF Global?

A15.	No. Until your restricted share units vest and you are issued shares pursuant to the vested restricted share units, you will not have any of the rights or privileges of a shareholder of MF Global with respect to those shares. Once you have been issued the common shares, you will have all of the rights and privileges of a shareholder with respect to those shares, including the right to vote and to receive any dividends. You will not receive dividend equivalents on account of your unvested restricted share units.

Q16.	When will my restricted share units vest?

A16.	If you decide to exchange your eligible share options, the restricted share units granted in exchange for surrendered eligible share options will be subject to a new vesting schedule, and will be completely unvested on the date they are granted, even though the eligible share options you exchanged have partially vested. The restricted share units will vest in equal annual installments over the three-year period commencing on the grant date of the restricted share units, provided that the recipient remains employed by us on the vesting dates. In addition, the restricted share units will vest in full upon your death or disability and a pro rata portion (but not less than one-third) of the restricted share units will vest if you are terminated due to redundancy. Our Compensation Committee also has the discretion to provide for continued vesting or accelerated vesting of a pro rata portion (but not less than one-third) of the restricted share units if you resign voluntarily with our prior consent. The grant date will be the first business day following the expiration time.

As a result, eligible employees must continue their employment with MF Global in order to realize any benefit from the restricted share units. Participation in the offer does not provide any guarantee or promise of continued employment with MF Global. We are obligated to deliver common shares (or, in our discretion, cash, other securities, other equity-based awards or other property) to participants only upon vesting. Restricted share units that are not vested at termination of employment will be forfeited at termination.

See also: Section 9 of this Offer to Exchange

Q17.	Will I receive a restricted share unit award agreement?

A17.	All restricted share units will be granted under, and will be governed by, the terms and conditions of the LTIP and a restricted share unit award agreement entered into thereunder. Links to the LTIP and the form of restricted share unit agreement under the LTIP are included on the Share Option Exchange Program election site at https://www.corp-action.net/mfglobal as exhibits to the document MF Global filed with the SEC called a “Schedule TO,” which is also available on the SEC’s website at http://www.sec.gov. Your election to exchange eligible share options constitutes your acceptance of the terms of the form of the restricted share unit award agreement. In addition, following completion of the exchange contemplated by the offer, MF Global will mail you a new restricted share unit award agreement. The new restricted share unit award agreement will also be available for your review at a website hosted by UBS, as the administrator of the LTIP, at https://onesource.ubs.com/MF.

See also:

•

Answers to Question 16, “When will my restricted share units vest?” and Question 32, “Will I have to pay taxes if I participate in the Share Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Sections 2, 9 and 14 of this Offer to Exchange

•	Schedules C through I of this Offer to Exchange, which contain country-specific tax disclosures

Q18.	When will I receive my restricted share units?

A18.	The grant date of the restricted share units will be the first business day following the expiration time, the same calendar day on which we cancel the exchanged share options. We expect the date of grant for the restricted share units to be November 11, 2009. If the offering period is extended, the expiration time and the grant of the restricted share units will be correspondingly delayed.

Please note that it may take a few weeks from the expiration time for you to receive your restricted share unit award agreement and for the grant of restricted share units to be reflected in your UBS online brokerage account. Please review your grant documents once you have received them. MF Global will send the restricted share unit award agreement via regular mail (or other post) to employees who elected to participate in the offer. Please allow three weeks for delivery of your restricted share unit award agreement. UBS should update its website materials within 30 days of the restricted share unit grant contemplated in the offer. If your account has not been updated for the restricted share unit grant within 30 days following the expiration time, or if you have not received a new restricted share unit award agreement via mail (or other post) within three weeks, please contact the MF Global Human Resources Department in New York at 717 Fifth Avenue, New York, New York 10022, or by phone at 1-212-589-6208. You will receive the common shares of MF Global subject to your restricted share units if and when your restricted share units vest.

See also:

•	Answer to Question 16, “When will my restricted share units vest?” of this Summary Term Sheet and Questions and Answers

•	Sections 6 and 9 of this Offer to Exchange

Q19.	Do I need to exercise my restricted share units in order to receive shares?

A19.	No. Unlike share options, which you must exercise in order to receive the vested shares subject to the share option, you do not need to exercise restricted share units in order to receive shares. If your restricted share units vest in accordance with the vesting schedule set forth in the applicable restricted share unit award agreement, you will automatically receive the shares subject to the restricted share units promptly thereafter (less applicable taxes due on vesting, unless you elect to make a cash payment to satisfy withholding requirements). Generally, restricted share units that do not vest will be forfeited to MF Global, as determined in accordance with the LTIP and the restricted share unit award agreement.

See also: Section 9 of this Offer to Exchange

Participating in the Share Option Exchange Program

Q20.	How do I participate in the Share Option Exchange Program?

A20.	If you are an eligible employee, you will receive on the commencement date an e-mail to your MF Global e-mail address announcing the offer and directing you to the Share Option Exchange Program election site. If you choose to participate in the Share Option Exchange Program, you must take action no later than the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009 or, if we extend the offer, a later time that we will specify).

•	First, you need to learn about this offer — What it is, whether you are eligible and whether you hold eligible share options.

•

Next, evaluate your options — The number of restricted share units you would receive in exchange for your eligible share options will be available on the Share Option Exchange Program election site. Keep in mind that you must elect to exchange all of your eligible share options; you may not elect to exchange less than all of the eligible share options granted to you.

•

Lastly, choose whether to exchange your eligible share options — You must make your election online at the Share Option Exchange Program election site during the offering period (i.e., between the commencement date and the expiration time) by completing the electronic election form. Just follow these simple steps:

1.	Log on to the Share Option Exchange Program website at https://www.corp-action.net/mfglobal.

2.	Enter your personal identification number (“PIN”). When the offer begins, MF Global Option Exchange Services will send you an e-mail to your MF Global e-mail address with information regarding access to https://www.corp-action.net/mfglobal and your PIN.

If you are not able to submit your election form electronically using the Share Option Exchange Program election site as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the website for any reason (including lack of internet service), please contact the MF Global Share Option Exchange Program Service Center at one of the following telephone numbers between 8:00 a.m. ET and 8:00 p.m. ET to request paper materials:

1-866-282-4939 (from within the United States)

1-201-680-6869 (from outside the United States)

To submit any paper materials, you must send the materials via regular mail or overnight delivery using the following contact information:

By Overnight Courier:

BNY Mellon Shareowner Services

480 Washington Boulevard

Attn: Corporate Action Dept – 27th Floor Jersey City, N.J. 07310

By Mail:

BNY Mellon Shareowner Services

Attn: Corporate Action Dept

P.O. Box 3301

South Hackensack, N.J. 07606

Your election will be effective as of the date BNY Mellon receives your election materials by either of the methods described above. It is your responsibility to ensure that your election is received by BNY Mellon by the expiration time. Eligible employees who live outside of the United States must take into consideration differences in business days and time-zones so as to allow sufficient time to ensure that your election is received by BNY Mellon by the expiration time.

If you elect to exchange your eligible share options in the offer, you must elect to exchange all of the eligible share options granted to you. No partial exchanges will be permitted. To help you recall your outstanding eligible share options and give you information necessary to make an informed decision, please refer to the grant information available on the Share Option Exchange Program election site at https://www.corp-action.net/mfglobal, which, among other things, lists the grant date and number of your outstanding eligible share options, the exercise price of your eligible share options and the number of restricted share units you would receive in exchange for your eligible share options.

Important Information

Confirmation statements for submissions through the Share Option Exchange Program election site may be obtained by printing the confirmation page on the Share Option Exchange Program election site. You should print and save a copy of the confirmation page for your records.

If you send paper election materials to BNY Mellon, BNY Mellon will confirm receipt of a paper election via mail after receipt of the election form. If you do not receive confirmation of receipt, it is your responsibility to ensure that BNY Mellon has properly received your election. If BNY Mellon does not receive either the paper election materials or your online election before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009), we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding share options with their current terms. We will not contact you to confirm your election not to participate.

Unless you are unable to access the Share Option Exchange Program election site due to technical failures (or lack of internet service) as described above, your election must be submitted through the Share Option Exchange Program election site. Election forms for active MF Global employees submitted by any other means, including hand delivery, facsimile, e-mail, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted by us. If you are unable to access the Share Option Exchange Program election site, please contact the MF Global Share Option Exchange Program Service Center at 1-866-282-4939 (from within the United States) or 1-201-680-6869 (from outside the United States) to request paper materials. Your election must be returned to BNY Mellon per their instructions, and election forms submitted by any other means will not be accepted by BNY Mellon. In addition, we will not accept delivery of any election after the expiration time. Please allow sufficient time for the paper election form to be received by BNY Mellon. Eligible employees who live outside of the United States must take into consideration differences in business days and time-zones so as to allow sufficient time to ensure that your election is received by BNY Mellon by the expiration time.

You can change your election at any time, and as many times as you wish, during the offering period; however, the last valid election that you make, if any, before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009) will be final.

See also:

•

Answers to Question 22, “Am I required to participate in the Share Option Exchange Program?” and Question 33, “May I change my mind and withdraw from the Share Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Section 4 of this Offer to Exchange

Q21.	What will happen if I do not make an online election or return my completed paper materials by the deadline?

A21.	If you do not make your election online or return your completed paper materials by the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009), you will not participate in the offer, and you will continue to hold your eligible share options on the same terms and conditions and pursuant to the award agreement under which they were originally granted.

Q22.	Am I required to participate in the Share Option Exchange Program?

A22.	No. Participation in the Share Option Exchange Program is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Share Option Exchange Program, you will not receive the restricted share units described in the offer, and you will continue to hold your eligible share options on the same terms and conditions and pursuant to the award agreement under which they were originally granted.

See also: Section 2 of this Offer to Exchange

Q23.	What happens to my eligible share options if I choose not to participate or my eligible share options are not accepted for exchange?

A23.	If you choose not to participate, do not properly submit an election to exchange your share options, withdraw your previous election before the expiration time or your eligible share options are not accepted for exchange, your eligible share options will remain outstanding until they are exercised or expire by their terms, retain their current exercise price, retain their current vesting schedule and retain all of the other terms and conditions as set forth in the LTIP and the award agreement under which they were originally granted.

See also: Section 6 of this Offer to Exchange

Q24.	Can I choose to exchange only a portion of my eligible share options?

A24.	No. If you decide to participate, you must elect to exchange all of your eligible share options. We will not accept partial tenders of eligible share options.

See also: Section 2 of this Offer to Exchange

Q25.	Do I have to pay for restricted share units?

A25.	You do not have to make any cash payment to MF Global to receive a grant of restricted share units in exchange for your surrendered eligible share options. You also do not have to pay MF Global to receive the common shares of MF Global that become issuable to you if your restricted share units vest; however, you may have taxes due on the common shares.

Please also note that you will incur brokerage and/or wire fees in the event you decide to sell the common shares of MF Global issued to you upon vesting of your restricted share units.

See also:

•	Answer to Question 32, “Will I have to pay taxes if I participate in the Share Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Section 9 and 14 of this Offer to Exchange

•	Schedules C through I of this Offer to Exchange, which contain country-specific tax disclosures

Q26.	How do I decide whether I should participate in the Share Option Exchange Program?

A26.	First, review all of the materials provided to you in connection with this Offer to Exchange, including this Summary Term Sheet and Questions and Answers. These materials can all be found on the Share Option Exchange Program election site and in, or filed as exhibits to, a document filed by MF Global with the SEC called a “Schedule TO,” which is available on the Share Option Program Election site and on the SEC website at http://www.sec.gov.

In addition to reviewing the materials, please note the following:

1.	The exchange is not a one-for-one exchange. You will receive fewer restricted share units than eligible share options surrendered.

2.	Restricted share units provide value upon vesting even if MF Global’s share price does not increase after the grant date of the restricted share units. However, because the exchange ratio for the Share Option Exchange Program is not one-for-one, it is possible that, at some point in the future, eligible share options you choose to exchange could be economically more valuable than the restricted share units received by you pursuant to the Share Option Exchange Program.

3.	The restricted share units granted in exchange for surrendered eligible share options will be subject to a new, longer vesting schedule and will be completely unvested on the date of grant, even though the eligible share options exchanged for them have partially vested.

4.	Do not forget to consider taxes and social insurance contributions (such as, in the United States, possible deductions for Medicare and Social Security). In general, your restricted share units will be taxed, and social insurance contributions made, when they vest. But taxation and social insurance contribution rules vary from country to country, so you will want to review all of the documents provided in connection with this Offer to Exchange carefully. If you are subject to the tax laws in more than one country, you should be aware that there may be additional or different tax consequences and social insurance contributions that may apply to you.

We are providing information to assist you in making your own informed decision. However, we are not making any recommendations, nor have we authorized any person to make any recommendations on our behalf, as to whether you should or should not participate in the offer. Please also note that no one from MF Global is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in this Offer to Exchange or the documents referenced in this Offer to Exchange. Participation in the offer carries risks and there is no guarantee that you will ultimately receive greater value from the restricted share units you will receive if you participate in the offer than from your existing eligible share options. As a result, you must make your own personal decision as to whether or not to participate in the Share Option Exchange Program. You are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) to discuss the consequences to you of participating in the Share Option Exchange Program.

Please see the section entitled “Risk Factors” in this Offer to Exchange, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, to read about risks and uncertainties relating to our business, our common shares and this offer that you should consider before surrendering your eligible share options for exchange in the Share Option Exchange Program.

See also:

•	Sections 3 and 9 of this Offer to Exchange

•	Schedules C through I of this Offer to Exchange, which contain country-specific tax disclosures

•	Risk Factors in this Offer to Exchange

Q27.	Is MF Global making any recommendation as to whether I should exchange my eligible share options?

A27.	No. MF Global is providing you with as much information as possible to assist you in making your own informed decision. However, MF Global is not making any recommendation as to whether you should accept this Offer to Exchange. No one from MF Global is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in this Offer to Exchange or the documents referenced in this Offer to Exchange. Participation in the offer carries risks and there is no guarantee that you will ultimately receive greater value from the restricted share units you will receive if you participate in the offer than from your existing eligible share options. As a result, you must make your own personal decision as to whether or not to participate in the Share Option Exchange Program. You are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) to discuss the consequences to you of participating in the Share Option Exchange Program.

See also:

•	Section 3 of this Offer to Exchange

•	Schedules C through I of this Offer to Exchange, which contain country-specific tax disclosures

•	Risk Factors in this Offer to Exchange

Exchanged Share Options

Q28.	When will my exchanged share options be cancelled?

A28.	Your exchanged share options will be cancelled as of the first business day following the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009). If this Offer to Exchange is extended and the expiration time is delayed, the cancellation of your exchanged share options will be correspondingly delayed. Exchanged share options that are cancelled will no longer be displayed through your UBS online brokerage account following the expiration time.

See also: Section 6 of this Offer to Exchange

Q29.	Will I be required to give up all of my rights under the exchanged share options?

A29.	Yes. Once MF Global has accepted your exchanged share options, your exchanged share options will be cancelled and you no longer will have any rights under those exchanged share options. MF Global will cancel all exchanged share options as of the first business day following the expiration time. However, if this Offer to Exchange is extended and the expiration time is delayed, the cancellation of your exchanged share options will be correspondingly delayed.

See also: Section 6 of this Offer to Exchange

Q30.	How does MF Global determine whether to accept my request to exchange share options?

A30.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any share options and any elections. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election to exchange eligible share options that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly submitted elections to exchange eligible share options that are not properly withdrawn, subject to the terms and conditions of the offer. No election to exchange eligible share options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice.

We expect to accept all elections to exchange eligible share options that are not properly withdrawn. We will give written notice to the share option holders generally of our acceptance for exchange of eligible share options. This notice may be made by press release, e-mail or other method of communication. To the extent the total number of share options surrendered by eligible employees in the offer exceeds the number of restricted share units issued in exchange, all excess share options will be cancelled and will be available for re-issuance in accordance with the terms of the LTIP, either as share options or as other awards.

Q31.	After I have elected to exchange eligible share options, is there anything I must do to receive restricted share units after the expiration time?

A31.	No. Once your exchanged share options have been cancelled, you do not need to take additional action in order to receive your restricted share units. Your restricted share units will be granted to you as of the first business day following the expiration time. If this Offer to Exchange is extended and the expiration time is delayed, the date on which restricted share units are granted will be correspondingly delayed. In order to receive the shares covered by the restricted share units, you must continue to be an active employee and eligible for vesting under the LTIP and the restricted share unit award agreement through the applicable vesting date.

Please note that it may take a few weeks from the expiration time for you to receive your restricted share unit award agreement and for the grant of restricted share units to be reflected in your UBS online brokerage account. Please review your grant documents once you have received them. MF Global will send the restricted share unit award agreement via regular mail (or other post) to employees who elected to participate in the offer. Please allow three weeks for delivery of your restricted share unit award agreement. UBS should update its website materials within 30 days of the restricted share unit grant contemplated in the offer. If your account has not been updated for the restricted share unit grant within 30 days following the expiration time, or if you have not received a new restricted share unit award agreement via mail (or other post) within three weeks, please contact the MF Global Human Resources Department in New York at 717 Fifth Avenue, New York, New York 10022, or by phone at 1-212-589-6208. You will receive the common shares of MF Global subject to your restricted share units if and when your restricted share units vest.

See also:

•	Answer to Question 16, “When will my restricted share units vest?” of this Summary Term Sheet and Questions and Answers

•	Section 9 of this Offer to Exchange

Tax Consequences

Q32.	Will I have to pay taxes if I participate in the Share Option Exchange Program?

A32.	If you participate in the Share Option Exchange Program, you generally should not be required to recognize income for income taxes, social insurance contributions or other tax purposes at the time of the exchange, or when the restricted share units are granted. You generally will recognize income for income tax, social insurance contributions and other tax purposes when the restricted share units vest and the shares underlying the restricted share units are issued to you. If you are subject to tax in an eligible location other than the United States, see Schedules C through I of this Offer to Exchange for more information.

You should consult with your own lawyer, accountant, tax and/or financial advisor(s) to determine the consequences to you of participating in the Share Option Exchange Program. If you are subject to the tax laws in more than one country, you should be aware that there may be additional or different tax consequences and social insurance contributions that may apply to you.

If your eligible share options were granted while you were employed in one jurisdiction and you now work for MF Global in another jurisdiction, you may be subject to income taxes, social insurance contributions and other taxes at the time of the exchange in the jurisdiction in which the eligible share options were originally granted. You should consult with your own lawyer, accountant, tax and/or financial advisor(s) to determine the tax effect of your individual circumstances.

See also:

•	Section 14 of this Offer to Exchange

•	Schedules C through I of this Offer to Exchange, which contain country-specific tax disclosures

Withdrawing Previous Elections

Q33.	May I change my mind and withdraw from the Share Option Exchange Program?

A33.	Yes. You may change your mind after you have made your election and withdraw eligible share options at any time before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009) by changing your existing election on the Share Option Exchange Program election site. Those employees unable to access the Share Option Exchange Program election site due to technical failures (or lack of internet service) as described above should contact the MF Global Share Option Exchange Program Service Center at 1-866-282-4939 (from within the United States) or 1-201-680-6869 (from outside the United States) to request paper materials and may modify their election choice by mailing in the notice of withdrawal form pursuant to the instructions enclosed with such paper materials. Upon submission of a new election, your prior election will be null and void.

You can change your election at any time, and as many times as you wish, during the offering period; however, the last valid election that you make, if any, before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009) will be final.

See also:

•	Answer to Question 22, “Am I required to participate in the Share Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of this Offer to Exchange

Q34.	What if I withdraw my election and then decide again that I want to participate in the Share Option Exchange Program?

A34.	If you have withdrawn your election to participate and then decide again that you would like to participate in the Share Option Exchange Program, you may re-elect to participate by changing your existing election on the Share Option Exchange Program election site before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009). Those employees unable to access the Share Option Exchange Program election site due to technical failures (or lack of internet service) as described above should contact the MF Global Share Option Exchange Program Service Center at 1-866-282-4939 (from within the United States) or 1-201-680-6869 (from outside the United States) to request paper materials and may modify their election choice by mailing in a new election form pursuant to the instructions enclosed with such paper materials.

You can change your election at any time, and as many times as you wish, during the offering period; however, the last valid election that you make, if any, before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009) will be final.

See also:

•	Answer to Question 22, “Am I required to participate in the Share Option Exchange Program?” of this Summary Term Sheet and Questions and Answers

•	Sections 4 and 5 of this Offer to Exchange

Changes to this Offer to Exchange and Conditions to the Share Option Exchange Program

Q35.	If MF Global extends, terminates or amends this Offer to Exchange, how will you notify me?

A35.	Any extension, termination or amendment to this Offer to Exchange will be followed as promptly as practicable by a public announcement. In the case of an extension, such announcement will be issued no later than 9:00 a.m. ET on the next U.S. business day after the last previously scheduled or announced expiration time.

See also: Sections 2 and 14 of this Offer to Exchange

Q36.	Are there any conditions to this Offer to Exchange?

A36.	Yes. The completion of the Share Option Exchange Program is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange, although the offer is not conditioned upon a minimum number of eligible share options being surrendered for exchange or a minimum number of eligible employees participating. If any of these conditions is not satisfied, MF Global will not be obligated to accept and exchange properly tendered eligible share option grants, though MF Global may elect to do so at its sole discretion.

See also: Sections 2 and 7 of this Offer to Exchange

Q37.	What if MF Global merges or consolidates with or is acquired by another company?

A37.	Although MF Global currently does not anticipate a merger, amalgamation, consolidation or acquisition, if MF Global merges, amalgamates or consolidates with or is acquired by another entity prior to the expiration time, you may choose to withdraw your share options which you elected to exchange and your share options will be treated in accordance with the LTIP and the applicable share option award agreement. Further, if MF Global is acquired prior to the expiration time, MF Global reserves the right to withdraw the offer, in which case your eligible share options and your rights under them will remain intact and exercisable for the time period set forth in your share option award agreement and you will receive no restricted share units in exchange for them pursuant to this Offer to Exchange. If MF Global is acquired prior to the expiration time but does not withdraw the offer, MF Global (or the successor entity) will notify you of any material changes to the terms of this Offer to Exchange or the restricted share units, including any adjustments to the number of shares that will be subject to the restricted share units. Under such circumstances, the type of security and the number of shares covered by your restricted share units would be adjusted based on the consideration per share given to holders of MF Global’s common shares in connection with the acquisition. As a result of this adjustment, you may receive restricted share units covering more or fewer shares of the acquirer’s common shares than the number of shares subject to the eligible share options that you elected to exchange or than the number you would have received pursuant to the restricted share units if no acquisition had occurred.

If a transaction described in the LTIP as a “Change in Control” occurs after the expiration time, any restrictions on the restricted share units will lapse and the restricted share units will vest and will generally become immediately payable.

See also: Section 9 of this Offer to Exchange

Q38.	What effect would a potential move of MF Global’s corporate domicile have on the offer?

A38.	We are in the process of evaluating whether to move our corporate domicile from Bermuda to Delaware. If we were to complete this move, our parent company would be organized under the corporate laws of the State of Delaware. Because we are evaluating whether to move our corporate domicile, and because we have not yet made any final decision with respect to how we would change our corporate domicile, the timing, process and impact of such a move to our company are uncertain at this time. Further, because of the foregoing, our plans with respect to such a move could change.

If we were to change our corporate domicile prior to the expiration time, then your current eligible share option awards would be automatically converted into share option awards to acquire common shares of the redomiciled company. The share options would be eligible for exchange in the Share Option Exchange Program pursuant to the same terms and subject to the same conditions of the offer. If a change in our corporate domicile were to occur after the expiration time, then any restricted share units received pursuant to the Share Option Exchange Program would be automatically converted into restricted share units representing the right to receive common shares in the redomiciled company.

Miscellaneous

Q39.	Will employees receive additional equity grants in the future?

A39.	Whether you participate in the offer will not affect decisions on whether you are granted additional share options or equity awards in the future. Eligibility for future grants of share options and equity awards will remain subject to the discretion of MF Global and will not depend on whether you participate in the offer. Although not obligated to do so in general, MF Global has traditionally made grants of share awards to selected employees and, at our discretion, expects to continue to do so.

Q40.	What interests do the directors and executive officers of MF Global have in the offer?

A40.	Members of our board of directors and the executive officers named in Schedule A - Information Concerning the Executive Officers and Board of Directors of MF Global Ltd. are not eligible for the offer and may not elect to exchange share options in the offer.

Q41.	Whom can I contact if I have questions about this Offer to Exchange, or if I need additional copies of employee communications issued to date?

A41.	You may download and print copies of all of the documents referred to in this Offer to Exchange and this Summary Term Sheet and Questions and Answers from the Share Option Exchange Program election site, which is available at https://www.corp-action.net/mfglobal. MF Global has also publicly filed the documents with the SEC as exhibits to a document called a “Schedule TO,” which is available at http://www.sec.gov.

You should direct questions about this Offer to Exchange and requests for additional copies of this Offer to Exchange and the other documents herein to the MF Global Share Option Exchange Program Service Center at 1-866-282-4939 (from within the United States) or 1-201-680-6869 (from outside the United States).

You may also submit a question through the Share Option Exchange Program election site by clicking on the “Ask a Question” link.

See also: Section 17 of this Offer to Exchange

FORWARD-LOOKING STATEMENTS

Certain statements in this Offer to Exchange and the incorporated documents constitute “forward-looking statements” that are based on our present beliefs and assumptions and on information currently available to us. You can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “targets”, “goal”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In particular, you should consider the risks and uncertainties set forth in Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements. Forward-looking statements in this Offer to Exchange include, but are not limited to, statements about:

•	our liquidity requirements and our ability to obtain access to necessary liquidity;

•	our ability to continue to provide value-added brokerage services;

•	our ability to capitalize on market convergence;

•	our ability to continue to diversify our service offerings;

•	our ability to pursue opportunities for enhanced operating margins;

•	our ability to expand our business in existing and new geographic regions;

•	our ability to continue to expand our business through acquisitions;

•	expectations regarding the business environment in which we operate and the trends in our industry such as changes in trading volume and interest rates;

•	the effects of pricing and other competitive pressures on our business as well as our perceptions regarding our business’ competitive position;

•	our accuracy regarding our expectations of our revenues and various costs;

•	exposure to client and counterparty default risks as well as the effectiveness of our risk-management;

•	our ability to retain our management and other employees;

•	fluctuations in interest rates and currency exchange rates and their possible effects on our business;

•	the likelihood of success in, and the impact of, litigation involving our business;

•	the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies;

•	changes in exchange membership requirements;

•	our ability to increase the percentage of our revenues from the Asia/Pacific region;

•	changes in our tax rate;

•	our ability to maintain trading volumes and market share;

•	our ability to maintain our credit ratings;

•	our ability to maintain our existing technology systems and to keep pace with rapid technological developments;

•	our ability to retain existing clients and attract new ones; and

•	our potential plans to change our domicile.

We caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this Offer to Exchange after the date of this Offer to Exchange.

RISK FACTORS

Participating in the Share Option Exchange Program involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange, including the Schedules to this Offer to Exchange, and in our other filings with the SEC. You are also strongly encouraged to speak with your personal legal counsel, accountant, tax and/or financial advisor(s) before deciding to participate in the Share Option Exchange Program.

Risks of Participating in the Share Option Exchange Program

If the price of our common shares increases after the date on which your exchanged share options are cancelled, your exchanged share options might be worth more than the restricted share units that you receive in exchange for them.

Because the exchange ratio of the offer is not one-for-one with respect to exchanged share options, it is possible that, at some point in the future, your exchanged share options could be economically more valuable than the restricted share units received by you pursuant to the offer. For example, if you exchange an eligible share option to purchase 11,600 shares with an exercise price of $30 per share and a share option expiration date of July 18, 2014, you would receive 1,000 restricted share units. Assume, for illustrative purposes only, that the price of our common shares increases to $33 per share following the completion of the Share Option Exchange Program. Under this example, if you are a U.S. employee and had kept your exchanged share options and exercised and sold the underlying shares at $33 per share, you would have realized a pre-tax gain of $34,800, but if you exchanged your eligible share options for restricted share units, and immediately sold the shares subject to the restricted share unit grant upon vesting when the price of our common shares is $33 per share, you would realize a pre-tax gain of only $33,000.

You may incur a greater tax liability if you exchange your share options for restricted shares units.

You may pay more taxes on your restricted share units than you would on your eligible share options that you surrendered. For example, if you exchange eligible share options to purchase 11,600 shares with an exercise price of $30 and a share option expiration date of July 18, 2014, you would receive 1,000 restricted share units. If you were a U.S. taxpayer and the eligible share options were exercised for $30 per share while the fair market value of our common shares was $33 per share, you would recognize ordinary income on $34,800 at exercise. If you later sold the shares at $35 per share, you would have capital gain on $2 per share, which is the difference between the sale price of $35 and the $33 fair market value at exercise. If you were a U.S. taxpayer and you held the shares for more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15% for U.S. taxpayers), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 35% for U.S. taxpayers). If, instead, you exchange your eligible share options for restricted share units, you would recognize ordinary income (currently at a maximum rate of 35% for U.S. taxpayers) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For instance, if you are a U.S. taxpayer and vest in 334 restricted share units on a day when the fair market value of our shares is $40 per share, you will recognize ordinary income on $13,360. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $42 per share, you would have a capital gain of $2 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for restricted share units or the shares thereunder, while, in the example above, you would have paid $30 per share of post-tax dollars for the shares subject to your eligible share options.

Your restricted share units will not be vested on the date they are granted, and if your continuous employment with MF Global or one of its subsidiaries terminates prior to the vesting of such restricted share units, you will not receive full value (or potentially, any value) for your restricted share units.

The restricted share units granted in exchange for surrendered eligible share options will be subject to a new vesting schedule. If your employment with MF Global or one of its subsidiaries terminates (whether voluntarily or involuntarily) prior to the date your restricted share units vest, you will not receive the shares subject to those restricted share units, absent a special vesting event described in the restricted share unit award agreement. Instead, your restricted share units will expire immediately upon your termination of employment, within the meaning of the LTIP and restricted share unit award agreement. As a result, you would not receive full value (or potentially, any value) from your restricted share units.

See also: Section 9 of this Offer to Exchange

If we are acquired by or merge with another company, your surrendered share option might be worth more than the restricted share units that you receive in exchange for them.

A transaction involving us, such as a merger, amalgamation or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our common shares. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the Share Option Exchange Program might receive less of a benefit from the appreciation in the price of our common shares resulting from the merger, amalgamation or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in the offer and retained their original eligible share option grant.

Furthermore, a transaction involving us, such as a merger, amalgamation or other acquisition, could result in a reduction in our workforce. If your employment with MF Global or one of its subsidiaries terminates (whether voluntarily or involuntarily) prior to the date your restricted share units vest, you will not receive the shares subject to those restricted share units, absent a special vesting event described in the restricted share unit award agreement.

If a merger, amalgamation or other acquisition qualifies as a “Change in Control” for purposes of the LTIP, any restrictions on the restricted share units will lapse and the restricted share units will vest and will generally become immediately payable, subject to possible delay under certain circumstances where payment cannot be made under applicable tax laws without triggering adverse tax consequences to the holder.

See also: Section 9 of this Offer to Exchange

Tax effects of restricted share units for United States taxpayers.

If you are a U.S. taxpayer and participate in the Share Option Exchange Program, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and, with respect to restricted share units, on the date the restricted share units are granted. However, you generally will have taxable ordinary income when the restricted share units vest and the shares underlying your restricted share units are issued to you, at which time MF Global generally also will have a tax withholding obligation. We will satisfy all tax withholding obligations in the manner specified in your restricted share unit award agreement. You also may have taxable capital gains when you sell the shares underlying the restricted share units. Note that the tax treatment of restricted share units differs significantly from the tax treatment of your exchanged share options, and as a result of your participation in the offer, your tax liability could be higher than if you had kept your exchanged share options. Please see Section 14, entitled “Material Income Tax Consequences”, of this Offer to Exchange for a discussion of the general tax consequences associated with exchanged share options.

Tax effects of restricted share units for eligible employees subject to tax outside the United States.

Employees employed by us in eligible locations outside the United States should carefully review Schedules C through I to this Offer to Exchange and consult with their own lawyer, accountant, tax and/or financial advisor(s) to determine whether participation in this Offer to Exchange could trigger any negative tax consequences. Please consult with your own lawyer, accountant, tax and/or financial advisor(s) with regard to questions you have after reviewing Schedules C through I.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one country, you should be aware that there may be additional or different tax consequences and social insurance contributions that may apply to you. You should consult your own lawyer, accountant, tax and/or financial advisor(s) to discuss the consequences to you of participating in the Share Option Exchange Program.

Tax-related risks for employees who have transferred employment between two or more countries.

If you have been employed by us in more than one tax country, you should be aware that there may be additional or different tax consequences and social insurance contributions that may apply to you. You should consult your own lawyer, accountant, tax and/or financial advisor(s) to discuss the consequences to you of participating in the Share Option Exchange Program.

Risks Related to Our Common Shares

We expect that our share price will fluctuate significantly.

The trading price of our common shares could be subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market in general, or in the financial services or brokerage industry in particular;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new services by us or our competitors;

•	major reductions in trading volumes on the exchanges on which we operate;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	additions or departures of key personnel;

•	legislative or regulatory developments, including changes in the status of our regulatory approvals or licenses;

•	acquisition activity by us, our competitors or other key industry players such as exchanges;

•	developments or disputes concerning our intellectual property or proprietary rights;

•	litigation and governmental investigations; and

•	economic, political, regulatory and military conditions or events within any of our current or anticipated future markets.

These and other factors may cause the market price and demand for our common shares to fluctuate substantially, which may limit or prevent shareholders from readily selling their common shares and may otherwise negatively affect the liquidity of our common shares. In addition, when the market price of a stock has been volatile in the past, holders of that stock have, at times, instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business and hurt our share price.

Risks Related to Our Business

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as well as the information provided in this Offer to Exchange (including the Schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible share options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://www.mfglobalinvestorrelations.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 entitled “Additional Information; Documents Incorporated by Reference” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE

The following represents the Offer to Exchange. You should read carefully this entire Offer to Exchange, the Summary Term Sheet and Questions and Answers, the election form and other attached exhibits together with their associated instructions, and the other related documents referenced in this Offer to Exchange. This Offer to Exchange is made upon the terms and subject to the conditions of these documents, which may be amended by us from time to time hereafter. The information in this Offer to Exchange is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the related documents referenced in this Offer to Exchange. Please carefully review this Offer to Exchange to ensure that you are making an informed decision regarding your participation in the Share Option Exchange Program. Certain terms used in this Offer to Exchange are defined in the answer to Question 2 of the Summary Term Sheet and Questions and Answers, “What are some key terms used in the Share Option Exchange Program?”

1. Eligibility.

In order to participate in the Share Option Exchange Program, you must be an eligible employee holding outstanding eligible share options as of the commencement date and the expiration time.

You are an “eligible employee” if you are an active employee in an eligible location as of the commencement date and you remain an active employee in an eligible location through the expiration time, which is expected to be 4:59 p.m. ET on November 10, 2009. Active employees employed by MF Global and its subsidiaries outside an eligible location are not eligible to participate in the Share Option Exchange Program. You will not be an “eligible employee” for purposes of the offer if you cease to be an active employee for any reason prior to the completion of the offer, including a termination of your employment by reason of retirement, disability, death or for cause. You will not be considered to be an “active employee” if you (i) are on a “garden leave” or other leave that will result in a termination of employment with MF Global or one of MF Global’s subsidiaries in an eligible location; (ii) have provided a notice of resignation to MF Global or one of MF Global’s subsidiaries; or (iii) have received a notice of termination of employment from MF Global or one of MF Global’s subsidiaries in an eligible location. Our executive officers and members of our board of directors, as of October 7, 2009, who are listed on Schedule A to this Offer to Exchange, are not eligible to participate in the Share Option Exchange Program.

To receive a grant of restricted share units, you must remain continuously employed with MF Global or one of MF Global’s subsidiaries at an eligible location through the expiration time, which is expected to be 4:59 p.m. ET on November 10, 2009. If you do not remain employed with MF Global or one of MF Global’s subsidiaries at an eligible location through the date of grant of the restricted share units, you will keep your current eligible share options and they will vest and expire in accordance with their existing terms. If the offering period is extended and the expiration time is delayed, then the grant of restricted share units will be correspondingly delayed.

Except as provided by applicable law and/or any employment agreement between you and MF Global, your employment with MF Global and its subsidiaries remains “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. Participation in MF Global’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with MF Global or any of its affiliates. The grant of restricted share units in connection with this Offer to Exchange is a one-time benefit and will not provide you with the right to receive any future equity award grants under the LTIP or any future MF Global equity plans or otherwise. In order to vest in your restricted share units and receive the shares subject to the restricted share units, you generally must remain continuously employed with MF Global or one of MF Global’s subsidiaries through each relevant vesting date. If you cease to be employed with MF Global and MF Global’s subsidiaries before your restricted share units vest, your restricted share units will expire unvested and you will not be issued any common shares pursuant to any unvested portion of your restricted share units.

Only share options granted at the time of our initial public offering in July 2007 are eligible for exchange (“eligible share options”). The eligible share options have an exercise price of $30 per share. Eligible employees must elect to exchange all of their eligible share options; you may not elect to exchange less than all of the eligible share options granted to you.

Share options not exchanged in the Share Option Exchange Program will continue to vest and become exercisable in accordance with their original terms and conditions.

2. Types of Awards Granted in the Share Option Exchange Program; Number of Restricted Share Units; Expiration Time; Material Differences Between Share Options and Restricted Share Units.

MF Global will be granting restricted share units to eligible employees in exchange for the cancellation of eligible share options.

The number of restricted share units that you will receive will depend on the number of share options that you surrender and on a pre-determined exchange ratio. The exchange ratio specifies the number of share options that an eligible employee must surrender to obtain a restricted share unit. The exchange ratio is 11.6 to 1. This means that an eligible employee must surrender 11.6 share options to receive one restricted share unit.

We will not issue fractional restricted share units, and we will round down to the nearest whole number of restricted share units after applying the exchange ratio to avoid fractional shares.

The exchange ratio is structured so that the restricted share units will have a fair value of 82.5% of the fair value of surrendered eligible share options. We determined the exchange ratio by first calculating the aggregate fair value of the eligible share options using a Black-Scholes option pricing model. This model uses the following assumptions to estimate fair value: a share price of $7.43 (based on the average closing price for the ten trading days ended on September 30, 2009), an eligible share option exercise price of $30.00, share price volatility of 53%, a risk-free interest rate of 2.12%, an expected term of 4.2 years and no dividend yield. The share price volatility was determined by analyzing historical and implied volatility rates for a group of 12 peer companies. The risk-free interest rate was based on yields available as of the valuation date for U.S. Treasury Strips with maturities equal to the expected term of the share options. Finally, the expected term was based on an assessment of expected eligible share option settlements during the remaining contractual term using our annual assumed turnover rate and the likelihood of the share price exceeding the $30.00 exercise price.

All restricted share units will be granted under, and will be governed by, the terms and conditions of the LTIP and a restricted share unit award agreement entered into thereunder. Links to the LTIP and the form of restricted share unit agreement under the LTIP are included on the Share Option Exchange Program election site at https://www.corp-action.net/mfglobal as exhibits to the document MF Global filed with the SEC called a “Schedule TO,” which is also available on the SEC’s website at http://www.sec.gov. Your election to exchange eligible share options constitutes your acceptance of the terms of the form of the restricted share unit award agreement. In addition, following completion of the exchange contemplated by the offer, MF Global will mail you a new restricted share unit award agreement. The new restricted share unit award agreement will also be available for your review at a website hosted by UBS, as the administrator of the LTIP, at https://onesource.ubs.com/MF.

Participation in the offer is completely voluntary. This is an all or nothing offer, so your participation must be with respect to all or none of the eligible share options legally owned by you. If you elect to exchange your eligible share options in the offer, you must exchange all of the eligible share options granted to you. We will not accept partial tenders of eligible share options.

For example (and except as otherwise described below), if you hold eligible share options to purchase 1,000 shares, you may not elect to exchange a partial amount of these eligible share options (such as an election to exchange an eligible share option to purchase 150 shares of the 1,000 shares under the eligible share option).

All eligible share options that are properly surrendered in the Share Option Exchange Program and accepted by us for exchange pursuant to the offer will be cancelled as of the first business day following the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009), and eligible share options elected for exchange will no longer be exercisable after that time. The restricted share units will be granted in exchange for the exchanged share options as of the expiration time.

The expiration time is expected to be 4:59 p.m. ET on November 10, 2009, unless we extend the offer, at our sole discretion. If we extend the offer, the expiration time will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Material differences between share options and restricted share units.

Restricted share units represent the right to receive common shares of MF Global in the future at no cost to the employee. In contrast, a share option represents the right to purchase a fixed number of shares of MF Global at a fixed price for a fixed period of time. An important difference between a restricted share unit and a share option is that the value of the restricted share unit reflects the value of a full common share, whereas the value of a share option reflects only the difference between the exercise price of the share option and the current market value of a common share. Although the value of a restricted share unit goes up and down with the share price, a restricted share unit can never be “underwater” the way a share option can. The holder of a share option to purchase shares at an exercise price that is equal to or greater than the prevailing market price (otherwise known as a share option being “out-of-the-money” or “underwater”) generally would not exercise the share option. In order for the holder of a share option to receive common shares, the holder must purchase the underlying shares at the exercise price once the shares vest. The holder of a restricted share unit is not required to pay for the underlying common shares, but will receive them automatically upon vesting. Unlike share options, which you must exercise in order to receive the vested shares subject to the share option, you do not need to exercise restricted share units in order to receive shares.

The restricted share units granted in exchange for surrendered eligible share options will be subject to a new vesting schedule and other conditions, and will be completely unvested on the date they are granted, even though the eligible share options that were exchanged may have been partially vested. Each restricted share unit grant will vest in equal annual installments over the three-year period commencing on the grant date of the restricted share units, provided that the recipient remains employed by us on the vesting dates and absent a special vesting event described in the award agreement. The grant date will be the first business day following the expiration time. As a result, eligible employees must continue their employment with MF Global in order to realize any benefit from the restricted share units. Participation in the offer does not provide any guarantee or promise of continued employment with MF Global. We are obligated to deliver common shares (or, in our discretion, cash, other securities, other equity-based awards or other property) to participants only upon vesting. Restricted share units that are not vested at termination of employment will be forfeited at termination.

See also: Answers to Question 4, “What is a share option?”, Question 5, “What are restricted share units?”, Question 6, “How do restricted share units differ from share options?” and Question 16, “When will my restricted share units vest?” of the Summary Term Sheet and Questions and Answers.

3. Purposes of the Offer and Reasons for Structure of the Offer.

We are making the offer to re-align the interests of employees who were granted share options in our initial public offering with the interests of our shareholders. As of September 30, 2009, the ten day average closing price of our common shares was $7.43, and all of the share options granted at the time of our initial public offering were underwater. We believe that those share options no longer serve to motivate or help retain our employees. We believe that the offer will aid both motivation and retention of employees participating in the offer by providing a way for these employees to realize value from eligible share options, while more firmly aligning the interests of our employees with the interests of our shareholders. The Share Option Exchange Program gives eligible employees an opportunity to exchange the share options that are the most underwater for restricted share units, which, subject to vesting and other conditions, will provide value to eligible employees even if our share price does not increase.

The Share Option Exchange Program will also increase the inventory of available shares under the LTIP to enable us to continue to offer competitive compensation packages necessary to attract, retain and motivate employees. Participating employees will receive fewer restricted share units than the number of share options being surrendered and the excess shares will be available for re-issuance in accordance with the terms of the LTIP, either as share options or as other equity awards. The exchange ratio has been determined so that the restricted share units will have a fair value (as determined using a Black-Scholes option pricing model) equal to approximately 82.5% of the fair value of the shares underlying the surrendered share options. If all eligible employees elect to participate in the offer and receive restricted share units, the offer could increase our LTIP inventory by approximately 4.7 million shares (applying a price of $7.43 per common share, which is the average closing price for the ten trading days ended on September 30, 2009). This would likely ensure that the LTIP program would be available to provide competitive equity-based grants to employees through the end of fiscal 2012. Eligibility for future grants of share options and equity awards will remain subject to the discretion of MF Global and will not depend on whether you participate in the offer. Although not obligated to do so in general, MF Global has traditionally made grants of share awards to selected employees and expects to continue to do so.

Lastly, the Share Option Exchange Program will allow us to recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to outstanding share options granted in connection with our initial public offering. Generally, when share options are granted to employees, we bear an expense that reduces our net income. This expense (known as share-based compensation expense) is calculated based on the determined value of each share option when granted. The expense is not subsequently adjusted if the share price declines. Therefore, although the share options granted in connection with our initial public offering are not likely to be exercised as long as our share price is lower than $30, they will remain on our books with the potential to dilute shareholders’ interests for up to the full remaining term of these share options. These share options are delivering little or no retentive value and offer no opportunity to recapture value from the associated compensation expense, unless they are surrendered or cancelled. The Share Option Exchange Program will allow us to utilize expense already allocated to equity awards and to realize the originally intended benefits of this expense – to enhance employee motivation and retention – rather than incur new, additional costs to achieve the same result.

The Share Option Exchange Program is only being offered to employees employed by us in eligible locations through the expiration time. Our decision to exclude employees employed in jurisdictions outside of such eligible locations is being made for compensatory purposes. Our goal is to reward, motivate and incentivize our employees throughout the world with competitive compensation arrangements. However, our compensation policies, programs and practices are not uniform across all jurisdictions. In some cases, our compensation policies, programs and practices vary due to local custom, local tax or regulatory requirements, differences in competitive compensation and benefit arrangements or the costs of administering certain compensation and benefit arrangements in a particular jurisdiction. As a result, employees in a particular jurisdiction routinely have compensation packages with components that differ in form, type and amount from employees in other jurisdictions. Accordingly, the implementation of, or changes in, certain compensation arrangements for employees in a particular jurisdiction have not historically been implemented for employees in all other jurisdictions. Employees employed outside of eligible locations are excluded from the Share Option Exchange Program because (i) compliance with local tax, legal and regulatory requirements would prevent the Share Option Exchange Program from being conducted on its terms without significant delay, would be unduly burdensome or would frustrate our compensation policies with respect to those employees and (ii) making the Share Option Exchange Program available to employees employed outside the eligible locations is not necessary to further our compensation policies.

Except as otherwise disclosed in this Offer to Exchange, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, amalgamation, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer to a third party of a material amount of our or our subsidiaries’ assets other than in the ordinary course of business;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	any other material change in our corporate structure or business, other than a potential move of our corporate domicile from Bermuda to Delaware;

•	our common shares being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional material amount of our securities or the disposition of an amount of any of our securities; or

•

any change in our memorandum of association or bye-laws (other than in connection with a potential move of our corporate domicile from Bermuda to Delaware) or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, MF Global makes changes in the composition and structure of its board of directors and/or management. MF Global expects that it will continue to make changes in this regard.

Neither MF Global nor our board of directors is making any recommendation as to whether you should participate in the offer. In addition, MF Global has not authorized any person to make any recommendation on MF Global’s behalf as to whether you should participate in the offer. Participation in the offer carries risks and there is no guarantee that you will ultimately receive greater value from the restricted share units you will receive if you participate in the offer than from your existing eligible share options. As a result, you must make your own decision as to whether to participate in the offer. For questions regarding personal tax implications or other questions, you should talk to your own lawyer, accountant, tax and/or financial advisor(s).

4. Procedures for Electing to Exchange Share Options.

Proper election to exchange share options.

Participation in the offer is voluntary. If you are an eligible employee, you will receive on the commencement date an e-mail to your MF Global e-mail address announcing the offer and directing you to the Share Option Exchange Program election site. If you choose to participate in the offer, you must notify BNY Mellon of your election before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009).

When the offer begins, MF Global will send you an e-mail to your MF Global e-mail address with information regarding access to https://www.corp-action.net/mfglobal and your PIN. Use your PIN to access the Share Option Exchange Program election site. Your election must be submitted before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009 (or, if we extend the offer, a later time that we will specify)).

Unless you are unable to access the Share Option Exchange Program election site, and we mail you a packet with paper materials, your election must be submitted online.

If you are not able to submit your election form electronically using the Share Option Exchange Program election site as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the website for any reason (including lack of internet service), please contact the MF Global Share Option Exchange Program Service Center at one of the following telephone numbers between 8:00 a.m. ET and 8:00 p.m. ET to request paper materials:

1-866-282-4939 (from within the United States)

1-201-680-6869 (from outside the United States)

To submit any paper materials, you must send the materials via regular mail or overnight delivery using the following contact information:

By Overnight Courier:

BNY Mellon Shareowner Services

480 Washington Boulevard

Attn: Corporate Action Dept – 27th Floor Jersey City, N.J. 07310

By Mail:

BNY Mellon Shareowner Services

Attn: Corporate Action Dept

P.O. Box 3301

South Hackensack, N.J. 07606

Your election will be effective as of the date BNY Mellon receives your election materials by either of the methods described above. It is your responsibility to ensure that your election is received by BNY Mellon by the expiration time. Eligible employees who live outside of the United States must take into consideration differences in business days and time-zones so as to allow sufficient time to ensure that your election is received by BNY Mellon by the expiration time.

If you elect to exchange your eligible share options in the offer, you must elect to exchange all of the eligible share options granted to you; no partial exchanges of eligible share options will be permitted. To help you recall your outstanding eligible share options and give you information necessary to make an informed decision, please refer to the grant information available on the Share Option Exchange Program election site at https://www.corp-action.net/mfglobal which, among other things, lists the grant date and number of your outstanding eligible share options, the exercise price of your eligible share options and the number of restricted share units you would receive in exchange for your eligible share options.

Your election to participate becomes irrevocable at the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009) unless the offer is extended, in which case your election will become irrevocable after the new expiration time. You can change your election at any time, and as many times as you wish, during the offering period; however, the last valid election that you make, if any, before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009) will be final.

Confirmation statements for submissions through the Share Option Exchange Program election site may be obtained by printing the confirmation page on the Share Option Exchange Program election site. You should print and save a copy of the confirmation page for your records.

If you send paper election materials to BNY Mellon, BNY Mellon will confirm receipt of a paper election via mail after receipt of the election form. If you do not receive confirmation of receipt, it is your responsibility to ensure that BNY Mellon has properly received your election. If BNY Mellon does not receive either the paper election materials or your online election before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009), we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding share options with their current terms. We will not contact you to confirm your election not to participate.

Only election forms that are complete and actually received by BNY Mellon by the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009) will be accepted. Unless you are unable to access the Share Option Exchange Program election site due to technical failures (or lack of internet service) as described above, your election must be submitted through the Share Option Exchange Program election site. Election forms for active MF Global employees submitted by any other means, including hand delivery, facsimile, e-mail, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted by us. If you are unable to access the Share Option Exchange Program election site, please contact the MF Global Share Option Exchange Program Service Center at 1-866-282-4939 (from within the United States) or 1-201-680-6869 (from outside the United States) to request paper materials. Your election must be returned to BNY Mellon per their instructions, and election forms submitted by any other means will not be accepted by BNY Mellon. In addition, we will not accept delivery of any election after the expiration time. Please allow sufficient time for the paper election form to be received by BNY Mellon. Eligible employees who live outside of the United States must take into consideration differences in business days and time-zones so as to allow sufficient time to ensure that your election is received by BNY Mellon by the expiration time.

We have chosen to use e-mail and the internet as the primary means of distributing information relating to the Share Option Exchange Program because this is the normal means of communicating with our employees. E-mail is used by us to communicate significant communications including business announcements and decisions, leadership changes and compliance training. We have confirmed that all eligible employees have an e-mail account. We intend to send reminder e-mails to eligible employees who have not logged on to the Share Option Exchange Program election site reminding them that the Share Option Exchange Program election site is open. Once you enter the Share Option Exchange Program election site, you will have access to all of the offer materials necessary to participate in the offer. Employees who cannot access the Share Option Exchange Program election site due to technical failures (or lack of internet service) as described above, will receive paper materials, as described above.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your election form is not by itself an acceptance of your eligible share options for exchange. For purposes of the offer, we will be deemed to have accepted share options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the share option holders generally of our acceptance of share options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Eligible share options accepted for exchange will be cancelled as of the first business day following the expiration time, which we presently expect to be 4:59 p.m. ET on November 10, 2009.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any share options and any elections. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election to exchange eligible share options that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly submitted elections to exchange eligible share options that are not properly withdrawn, subject to the terms of the offer. No election to exchange eligible share options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible share options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange share options through the procedures described above constitutes your acceptance of the terms and conditions of the offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Offer to Exchange and our acceptance of your surrendered eligible share options in accordance with the offer as described in Section 6 of this Offer to Exchange. Our acceptance of your share options tendered for exchange will constitute a binding agreement between MF Global and you upon the terms and subject to the conditions of the offer.

5. Withdrawal Rights and Change of Election.

You may withdraw your share options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw your election at any time before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009). Any share options that you do not withdraw will be bound pursuant to your most recently dated election form or notice of withdrawal form. If we extend the offer, you may withdraw your share options at any time until the extended expiration time.

To withdraw the share options that you previously elected to exchange, you must deliver a valid notice of withdrawal form while you still have the right to withdraw your election. You may withdraw your eligible share options: (i) through the Share Option Exchange Program election site at https://www.corp-action.net/mfglobal; or, if you have received paper materials, (ii) by submitting your notice of withdrawal form via regular mail or overnight delivery. Any withdrawals must be received by BNY Mellon on or before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009).

If you are not able to submit your notice of withdrawal form electronically using the Share Option Exchange Program election site as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the website for any reason (including lack of internet service), please contact the MF Global Share Option Exchange Program Service Center at one of the following telephone numbers between 8:00 a.m. ET and 8:00 p.m. ET:

1-866-282-4939 (from within the United States)

1-201-680-6869 (from outside the United States)

To submit any paper materials, you must send the materials via regular mail or overnight delivery using the following contact information:

By Overnight Courier:

BNY Mellon Shareowner Services

480 Washington Boulevard

Attn: Corporate Action Dept – 27th Floor Jersey City, N.J. 07310

By Mail:

BNY Mellon Shareowner Services

Attn: Corporate Action Dept

P.O. Box 3301

South Hackensack, N.J. 07606

If you have withdrawn your election to participate and then decide again that you would like to participate in the Share Option Exchange Program, you may re-elect to participate by submitting a new properly completed election form before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009). Any share options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible share options before the offer expires at the expiration time. To re-elect to exchange your eligible share options, you must submit a new election form to BNY Mellon before the offer expires at the expiration time by following the procedures described in this Section 5 of this Offer to Exchange. If you were mailed paper materials and are completing a new paper election form, this new paper election form must be properly completed, signed and dated after your original election form and after your notice of withdrawal form. Elections via the Share Option Exchange Program election site must be submitted after the date of your prior withdrawal. Any prior election will be disregarded.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any share options and any elections or withdrawals. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawal of election to exchange eligible share options that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly submitted elections to exchange eligible share options that are not properly withdrawn, subject to the terms of the offer. No election to exchange eligible share options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form or notice of withdrawal form, and we will not incur any liability for failure to give any notice. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible share options or any particular eligible employee.

The delivery of all documents to BNY Mellon is at your own risk. Only responses that are complete and actually received by BNY Mellon by the expiration time will be accepted.

Confirmation statements for submissions through the Share Option Exchange Program election site may be obtained by printing the confirmation page on the Share Option Exchange Program election site. You should print and save a copy of the confirmation page for your records.

If you send paper election materials to BNY Mellon, BNY Mellon will confirm receipt of a paper election form or withdrawal form via mail after receipt of such form. If you do not receive confirmation of receipt, it is your responsibility to ensure that BNY Mellon has properly received your election. If BNY Mellon does not receive either the paper election materials or your online election before the expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009), we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding share options with their current terms. We will not contact you to confirm your election not to participate.

6. Acceptance of Share Options for Exchange; Grant of Restricted Share Units.

Upon the terms and subject to the conditions of the offer, effective as of the expiration time, we will accept for exchange and cancel all eligible share options properly elected for exchange and not validly withdrawn before expiration time (which is expected to be 4:59 p.m. ET on November 10, 2009). Once we have accepted and cancelled your tendered share options, you will no longer have any rights with respect to those share options. We will grant restricted share units on the first business day following the expiration time (expected to be 4:59 p.m. ET on November 10, 2009), the same calendar day on which we cancel the exchanged share options.

Subject to our right to terminate the offer, discussed in Section 15 of this Offer to Exchange, effective as of the expiration time, we will accept all properly tendered share options that are not validly withdrawn. We will give oral or written notice to the share option holders generally of our acceptance for exchange of eligible share options. This notice may be made by press release, e-mail or other method of communication.

The grant date of the restricted share units will be the first business day following the expiration time, the same calendar day on which we cancel the exchanged share options. We expect the date of grant for the restricted share units to be November 11, 2009. If the offering period is extended, the expiration time and the grant of the restricted share units will be correspondingly delayed. Please note that it may take a few weeks from the expiration time for you to receive your restricted share unit award agreement and for the grant of restricted share units to be reflected in your UBS online brokerage account. Please review your grant documents once you have received them. MF Global will send the restricted share unit award agreement via regular mail (or other post) to employees who elected to participate in the offer. Please allow three weeks for delivery of your restricted share unit award agreement. UBS should update its website materials within 30 days of the restricted share unit grant contemplated in the offer. If your account has not been updated for the restricted share unit grant within 30 days following the expiration time, or if you have not received a new restricted share unit award agreement via mail (or other post) within three weeks, please contact the MF Global Human Resources Department in New York at 717 Fifth Avenue, New York, New York 10022, or by phone at 1-212-589-6208. You will receive the common shares of MF Global subject to your restricted share units if and when your restricted share units vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

All restricted share units will be granted under, and will be governed by, the terms and conditions of the LTIP and a restricted share unit award agreement entered into thereunder. Links to the LTIP and the form of restricted share unit agreement under the LTIP are included on the Share Option Exchange Program election site at https://www.corp-action.net/mfglobal as exhibits to the document MF Global filed with the SEC called a “Schedule TO,” which is also available on the SEC’s website at http://www.sec.gov. Your election to exchange eligible share options constitutes your acceptance of the terms of the form of the restricted share unit award agreement. In addition, following completion of the exchange contemplated by the offer, MF Global will mail you a new restricted share unit award agreement. The new restricted share unit award agreement will also be available for your review at a website hosted by UBS, as the administrator of the LTIP, at https://onesource.ubs.com/MF.

Share options that we do not accept for exchange will remain outstanding until they are exercised or expire by their existing terms and will retain their current exercise price, current vesting schedule and other current terms and conditions set forth in the LTIP and your original share option award agreement.

7. Conditions of the Offer.

Notwithstanding any other provision of the offer, our obligation to accept any share options tendered for exchange and not validly withdrawn pursuant to the offer is conditioned on satisfaction of all the conditions of the offer, and we reserve the rights below, if at any time on or after the commencement date and before the expiration time, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred.

All of the conditions will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the following events has occurred and that, regardless of the circumstances giving rise to the event (including any action or inaction by us), such event makes it inadvisable to proceed with the offer or with acceptance of any share options tendered for exchange in the offer:

•

in our reasonable judgment, there has been instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body (or any such action, suit or proceeding has been threatened in writing by any such body or person) that directly or indirectly:

•

challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the offer or the acceptance of any share options tendered for exchange pursuant to the offer; or

•

could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of MF Global and its subsidiaries, taken as a whole, or otherwise materially impair our ability to accept any share options tendered for exchange pursuant to the offer;

•

in our reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational (or any such action has been threatened in writing by any such body), in any manner that directly or indirectly:

•

could make the acceptance of any share options tendered for exchange illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the offer or the acceptance of any share options tendered for exchange pursuant to the offer; or

•

could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of MF Global or its subsidiaries, taken as a whole, or otherwise materially impair our ability to accept any share options tendered for exchange pursuant to the offer;

•	in our reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

an increase or decrease of more than 15% in the closing price of our common shares, the Dow Jones Industrial Average, the NYSE or Standard & Poor’s 500 Index measured from the last trading day before commencement of the offer, shall have occurred;

•

there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after October 7, 2009;

•	any material escalation of any war or armed hostilities which had commenced before October 7, 2009;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of MF Global and its subsidiaries, taken as a whole, or trading in our common shares;

•

any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of MF Global or any of its subsidiaries that could have a material adverse effect on MF Global and our subsidiaries, taken as a whole, or on the benefits of the offer to us;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•

a tender or exchange offer for any or all of our common shares, or any merger, amalgamation, acquisition, scheme of arrangement, business combination or other similar transaction (other than in connection with the potential move of our corporate domicile from Bermuda to Delaware) with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed or we have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common shares constituting more than 1% of our outstanding shares; or

•

any new group has been formed that beneficially owns more than 5% of our outstanding common shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options.

The foregoing conditions are for our sole benefit and may be asserted by us, in our sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by us) and may be waived by us in whole or in part, at any time and from time to time, in our sole discretion, whether or not any other condition of the offer is also waived. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived.

We expressly reserve the right, in our sole discretion, but subject to applicable law, including Rule 13e-4(f)(5) under the Exchange Act, to (i) terminate the offer prior to the expiration time and not accept any share options tendered for exchange in the offer, (ii) waive any and all of the conditions of the offer, other than those dependent upon the receipt of necessary government approvals, prior to the expiration time, (iii) extend the offer or (iv) amend the terms of the offer. Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m. ET on the next U.S. business day after the last previously scheduled or announced expiration time. In the event that we extend the offer, the term “expiration time” with respect to such extended offer shall mean the time and date on which the offer, as so extended, shall expire. Without limiting the manner in which we may choose to make such announcement, we shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

8. Price Range of Shares Underlying the Share Options.

The common shares of MF Global underlying your share options are traded on the NYSE under the symbol “MF.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our shares as reported on the NYSE.

	High	Low
Fiscal Year 2010
3rd Quarter (through October 5, 2009)	$7.51	$7.04
2nd Quarter	$7.84	$4.88
1st Quarter	$6.68	$4.13
Fiscal Year 2009
4th Quarter	$4.89	$2.02
3rd Quarter	$4.99	$1.72
2nd Quarter	$8.75	$3.38
1st Quarter	$15.19	$5.86
Fiscal Year 2008
4th Quarter	$31.72	$3.64
3rd Quarter	$32.20	$25.02
2nd Quarter	$29.49	$22.00
1st Quarter	N/A	N/A

As of October 2, 2009, the last sale price of our shares, as reported on the NYSE, was $7.25 per share. As of September 30, 2009, there were 121,530,594 outstanding common shares of MF Global, and eligible share options outstanding under our LTIP held by eligible employees were exercisable for approximately 5,130,155 of our common shares, or approximately 4% of our total common shares outstanding.

Among other things, you should evaluate current market quotations for our common shares before deciding whether to elect to exchange your eligible share options.

9. Source and Amount of Consideration; Terms of Restricted Share Units.

Consideration.

We will issue restricted share units in exchange for eligible share options properly elected to be exchanged by you and accepted by us for exchange. Restricted share units are equity awards under which MF Global promises to issue common shares (or in our discretion cash, other securities, other equity-based awards or other property) in the future, provided the vesting criteria are satisfied. Subject to the terms and upon the conditions of the offer, upon our acceptance of your tendered eligible share options, you will be entitled to receive restricted share units based on the exchange ratio as described in Section 2 of this Offer to Exchange. We will not issue fractional restricted share units, and we will round down to the nearest whole number of restricted share units after applying the exchange ratio to avoid fractional shares. You do not have to make any cash payment to MF Global to receive your restricted share units. You also do not have to make any cash payment to MF Global to receive the common shares subject to restricted share units upon vesting (unless you elect to make a cash payment to satisfy applicable tax withholding requirements). The receipt of common shares upon vesting of restricted share units may be subject to taxation as described in Section 14 of this Offer to Exchange. In addition, you may incur brokerage and/or wire fees if you decide to sell common shares of MF Global issued to you upon vesting of restricted share units.

If we receive and accept tenders from eligible employees of all share options eligible to be tendered (covering approximately 5,130,155 shares), subject to the terms and upon the conditions of the offer, we will grant restricted share units covering a total of approximately 422,071 common shares of MF Global, or approximately 0.36% of the total common shares of MF Global outstanding as of September 30, 2009.

General Terms of restricted share units.

Restricted share units will be granted under the LTIP and will be subject to a restricted share unit award agreement between you and MF Global. Restricted share units are a different type of equity award than share options and, therefore, the terms and conditions of the restricted share units will vary from the terms and conditions of the eligible share options that you tender for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the vesting schedule of your restricted share units will be different from the vesting schedule of your exchanged share options, as described below. Until your restricted share units vest and you are issued shares pursuant to the vested restricted share units, you will not have any of the rights or privileges of a shareholder of MF Global with respect to those shares. Once you have been issued the common shares, you will have all of the rights and privileges of a shareholder with respect to those shares, including the right to vote and to receive any dividends. You will not receive dividend equivalents on account of your unvested restricted share units.

The following description summarizes the material terms of the LTIP. Our statements in this Offer to Exchange concerning the LTIP and the restricted share units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the LTIP and the form of restricted share unit award agreement. A form of restricted share unit award agreement is incorporated by reference as an exhibit to the Schedule TO, which is available on the Share Option Exchange Program election site at https://www.corp-action.net/mfglobal, as well as on the on the SEC website at http://www.sec.gov. We will promptly furnish to you copies of these documents upon request at our expense.

MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan.

The LTIP is an omnibus equity incentive plan, designed to allow for a broad range of equity-based and cash-based compensation awards, which affords us the flexibility to compensate our officers, directors, employees and other service providers. The LTIP permits the granting of share options in the form of non-qualified share options or incentive share options, share appreciation rights, restricted shares, restricted share units, performance awards, cash-based awards and other awards. The LTIP is administered by the compensation committee of our board of directors (the “Administrator”). Subject to the other provisions of the LTIP, the Administrator has the power to determine the terms, conditions and restrictions of the restricted share units granted, including the number of restricted share units and the vesting criteria. Subject to adjustment, the LTIP authorizes up to 24.0 million common shares to be issued in connection with grants of awards. The LTIP has a current inventory, as of September 30, 2009, of approximately 4.0 million shares available for grant.

Vesting.

The vesting applicable to restricted share units granted under the LTIP generally is determined by the LTIP’s Administrator in accordance with the terms of the LTIP. The restricted share units granted in exchange for surrendered eligible share options will be subject to a new vesting schedule, and will be completely unvested on the date of grant, even though the share options exchanged for them have partially vested. Each restricted share unit granted under the offer will vest as follows:

•	As described further below, vesting will be subject to the restricted share unit holder continuing to be an employee of MF Global or one of its subsidiaries through each relevant vesting date.

•

Each restricted share unit grant vests in equal annual installments over the three-year period commencing on the grant date of the restricted share units (which in this case will be the first business day following the expiration time), provided that the recipient remains employed by us on the vesting dates. Participation in the offer does not provide any guarantee or promise of continued employment with MF Global.

•	None of the restricted share units will be vested on the date of grant for the restricted share units.

•	The annual vesting date will be the anniversary of the date of grant for the restricted share units.

•

The restricted share units will be granted on the first business day following the completion of the offer. We expect the date of grant for the restricted share units will be November 11, 2009. If the expiration time is extended, the date of grant for the restricted share units similarly will be delayed.

•

Vesting on any given vesting date is subject to your continued employment with MF Global or one of its subsidiaries through that vesting date. If your employment with MF Global terminates before your restricted share units vest, your restricted share units will expire unvested and you will not be issued any common shares subject to your restricted share units, absent a special vesting event described in your restricted share unit award agreement including an event described below under “Termination of employment” and “Adjustments upon certain events”.

•	After the restricted share units vest, employment with us is not required to retain the common shares issued under the restricted share units.

•

We will make minor modifications to the vesting schedule of any restricted share units to eliminate fractional vesting (such that a whole number of restricted share units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted share units that will vest on each vesting date and vesting the sum of the fractional restricted share units (but no more than one restricted share unit per vesting period) on the first, and to the extent applicable, the second, vesting date of the restricted share unit vesting schedule, subject to your continued employment with us through such date.

Example 1:

Assume that an eligible employee elects to exchange an eligible share option grant covering 3,480 shares with an exercise price of $30.00 per share and the following vesting schedule:

Share Options Vesting Schedule

1,160 shares vested on July 18, 2008

1,160 shares vested on July 18, 2009

1,160 shares are scheduled to vest on July 18, 2010

Assume that at 4:59 p.m. on November 10, 2009 (the expected expiration time of the offer), the eligible employee surrenders the share option grant and, in accordance with the exchange ratio listed in Section 2 above, receives 300 restricted share units. Subject to the eligible employee remaining employed by MF Global (or one of its subsidiaries) through each such relevant date, the vesting schedule of the restricted share units will be as follows:

Restricted Share Unit Vesting Schedule

0 shares will be vested as of November 11, 2009

100 shares will be scheduled to vest on November 11, 2010

100 shares will be scheduled to vest on November 11, 2011

100 shares will be scheduled to vest on November 11, 2012

Eligible share options were scheduled to vest fully on July 18, 2010, which is approximately eight months from November 11, 2009, the date of grant for the restricted share units in this example. Instead, none of the restricted share units will be vested on the date of grant and the restricted share units will vest in equal annual installments such that one-third of the restricted share units vest on the first anniversary of the date of grant for the restricted share units, one-third vest on the second anniversary of the date of grant for the restricted share units and the remaining one-third vest on the third anniversary of the date of grant for the restricted share units, subject to the eligible employee remaining employed by MF Global (or one of its subsidiaries) through each such respective vesting date.

Example 2 (shows the impact of rounding):

Assume that an eligible employee elects to exchange an eligible share option grant covering 5,800 shares with an exercise price of $30.00 per share and the following vesting schedule:

Share Options Vesting Schedule

1,934 shares vested on July 18, 2008

1,934 shares vested on July 18, 2009

1,932 shares are scheduled to vest on July 18, 2010

Assume that at 4:59 p.m. on November 10, 2009 (the expected expiration time of the offer), the eligible employee surrenders the share option grant and, in accordance with the exchange ratio listed in Section 2 above, receives 500 restricted share units. Subject to the eligible employee remaining employed by MF Global (or one of its subsidiaries) through each such relevant date, the vesting schedule of the restricted share units will be as follows:

Restricted Share Unit Vesting Schedule

0 shares will be vested as of November 11, 2009

167 shares will be scheduled to vest on November 11, 2010

167 shares will be scheduled to vest on November 11, 2011

166 shares will be scheduled to vest on November 11, 2012

Eligible share options were scheduled to vest fully on July 18, 2010, which is approximately eight months from November 11, 2009, the date of grant for the restricted share units in this example. Instead, none of the restricted share units will be vested on the date of grant and the restricted share units will vest in equal annual installments such that one-third of the restricted share units vest on each anniversary of the date of grant for the restricted share units for three years, subject to the eligible employee remaining employed by MF Global (or one of its subsidiaries) through each such respective vesting date. However, since no vesting may occur in a fraction of a share, 167 shares will vest in the first and second anniversaries of the grant date of the restricted share units, and 166 shares will vest on the third anniversary of the grant date of the restricted share units.

Restricted share units granted in the Share Option Exchange Program will only vest if the holder remains an active employee who is eligible for vesting under the terms and subject to the conditions of the restricted share unit award agreement and the relevant terms of the LTIP.

The new vesting schedule for the restricted share units will be listed with your eligible share options, on a grant-by-grant basis, on the Share Option Exchange Program election site.

Termination of employment.

Upon a termination of employment for any reason, other than death, disability, voluntary resignation with consent or redundancy, all as described below, unvested restricted share units are automatically forfeited and cancelled upon such termination. Restricted share units granted by us, including those that will be granted under the offer, vest in full upon death or disability. Restricted share units vest with respect to a pro rata portion (but not less than one-third) upon termination due to redundancy. The Administrator has the discretion to provide for accelerated vesting of a pro rata portion (but not less than one-third) of restricted share units for grantees who resign voluntarily with our prior consent.

Form of payout.

Restricted share units granted under the offer and subsequently vested based on the eligible employee’s continued employment will be paid out in common shares of MF Global (or, in our discretion, cash, other securities, other equity-based awards or other property). We will satisfy all tax withholding and social insurance contribution obligations in the manner specified in your restricted share unit award agreement.

Adjustments upon certain events.

Events Occurring Before the Date of Grant for the Restricted Share Units. If we merge, amalgamate or consolidate with or are acquired by another entity prior to the expiration time, you may choose to withdraw any share options which you tendered for exchange and your share options will be treated in accordance with the applicable plan and share option agreement under which they were granted. Further, if MF Global is acquired prior to the expiration time, we reserve the right to withdraw the offer, in which case your share options and your rights under them will remain intact and exercisable for the time period set forth in your share option agreement and you will receive no restricted share units. If MF Global is acquired prior to the expiration time but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the restricted share units, including any adjustments to the exchange ratio that will determine the number of share options that must be exchanged to receive a certain number of restricted share units. Under such circumstances, the type of security and the number of shares covered by your restricted share units would be adjusted based on the consideration per share given to holders of our common shares in connection with the acquisition. Because of this adjustment, you may receive restricted share units covering more or fewer shares of the acquiror’s shares than the number of common shares subject to the eligible share options that you tendered for exchange or than the number you would have received pursuant to the restricted share units if no acquisition had occurred.

A transaction involving us, such as a merger, amalgamation or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, share option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger, amalgamation or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in the offer and retained their original share options.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Share Option Exchange Program. Termination of your employment for this or any other reason before the grant date of the restricted share units means that the tender of your eligible share options will not be accepted, you will keep your tendered share options in accordance with their existing terms, and you will not receive any restricted share units or other benefit for your tendered share options.

Finally, if we were to change our corporate domicile prior to the expiration time, your current eligible share options would be automatically converted into share options to acquire common shares of the redomiciled company. The share options would be eligible for exchange in the Share Option Exchange Program pursuant to the same terms and subject to the same conditions of the offer.

Events Occurring After the Date of Grant for the Restricted Share Units. In the event of any change resulting from a share split, reverse share split, share dividend, combination or reclassification of our shares, or any other change in the number of issued common shares of MF Global effected without receipt of consideration by us, the Administrator shall proportionately adjust the number of shares subject to outstanding restricted share units granted under the LTIP and outstanding shares subject to and the exercise price of share options granted under the LTIP, as well as the number of shares that have been authorized for issuance under the LTIP but as to which no awards have been granted.

In the event of a transaction described in the LTIP as a “Change in Control”, such as: (i) a change in a majority of directors then constituting the board of directors; (ii) the acquisition of 30% or more of the combined voting power of the then-outstanding securities; (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of transaction requiring approval of the shareholders, unless immediately following such transaction (A) at least 50% of the total voting power of the resulting corporation is represented by MF Global securities outstanding immediately prior to such transaction and such voting power is in substantially the same proportion among the holders of the MF Global securities as it was immediately prior to such transaction, (B) no person becomes beneficial owner of 30% or more of the combined voting power of the then-outstanding securities and (C) at least half of the members of the board of directors of the resulting corporation were company directors at the time of the board’s approval of the transaction; or (iv) the shareholders approve a plan of complete winding up, liquidation or dissolution of MF Global or the consummation of a sale of all or substantially all of MF Global’s assets, any restrictions on the restricted share units will lapse and the restricted share units will vest and will generally become immediately payable.

Finally, if a change in our corporate domicile were to occur after the expiration time, any restricted share units received pursuant to the Share Option Exchange Program would be automatically converted into restricted share units representing the right to receive common shares in the redomiciled company.

Transferability of restricted share units.

Restricted share units generally may not be transferred, other than by will or the laws of descent and distribution, unless our Administrator indicates otherwise in your restricted share unit award agreement. In the event of your death, any person who acquires your restricted share units by bequest or inheritance may be issued the shares subject to the restricted share units if vested.

Registration and sale of shares underlying restricted share units.

All of the common shares that are issuable upon the vesting of the restricted share units have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-8 that was filed with the SEC on July 19, 2007. Unless you are an employee who is considered an affiliate of MF Global for purposes of the Securities Act, you will be able to sell the shares issuable upon vesting of your restricted share units free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the restricted share units and exchanged share options, as well as the consequences of accepting or rejecting the offer. We strongly recommend that you consult with your own lawyer, accountant, tax and/or financial advisor(s) to discuss the consequences to you of participating in the Share Option Exchange Program.

U.S. federal income tax consequences in multiple jurisdictions.

If you are a citizen or tax resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance contribution consequences that may apply to you. Certain eligible employees may be subject to the tax laws in the United States and to the tax laws in other jurisdictions. If you are subject to the tax laws in other jurisdictions, please see the description of the tax consequences under the tax laws of such jurisdiction, which is included in Schedules C through I to this Offer to Exchange.

Income tax consequences in multiple jurisdictions.

If you are a citizen or tax resident of more than one jurisdiction, you should be aware that there might be other tax and social insurance contribution consequences that may apply to you. We strongly recommend that you consult with your own lawyer, accountant, tax and/or financial advisor(s) to discuss the consequences to you of participating in the Share Option Exchange Program.

Potential modification to terms to comply with governmental requirements.

Although we do not anticipate that the SEC would require us to modify the terms of the program materially, it is possible that we would need to alter the terms of the program to comply with comments from the SEC. Although we intend to include all eligible employees employed in eligible locations holding eligible share options (other than any of our executive officers) that remain employed by us in an eligible location through the date of grant for the restricted share units, certain international employees may be excluded if we determine that extending the exchange offer in a particular jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices.

10. Information Concerning MF Global; Financial Information.

We are a leading intermediary offering customized solutions in the global cash and derivatives markets. We provide execution and clearing services for products in the exchange-traded and over-the-counter, or OTC, derivative products, as well as for certain products in the cash market. We provide our clients with access to many of the largest and fastest growing markets and products throughout the world. Our business model is global and product-driven, which allows us to centrally manage our resources while offering clients an expansive array of products across a broad range of markets and geographies. Our history dates back over 200 years ago to a brokerage business that was a founding member of some of the world’s first futures exchanges. After an initial public offering in July 2007, we separated from Man Group plc, our former parent, and became an independent public company with shares listed on the NYSE. We seek to discover and capitalize on market opportunities for clients through our international network of offices and relationships, expansive product offerings, value-added product expertise and consistent, high-quality service.

Our principal executive offices are located at 717 Fifth Avenue, New York, New York 10022 and our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Questions regarding MF Global generally should be directed to: MF Global Ltd., 717 Fifth Avenue, New York, New York 10022, Attention: Investor Relations, by e-mailing to InvestorRelations@mfglobal.com or by calling 1-800-596-0523.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to the MF Global Share Option Exchange Program Service Center at 1-866-282-4939 (from within the United States) or 1-201-680-6869 (from outside the United States). Copies will be furnished promptly at MF Global’s expense.

The financial statements, related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 are incorporated herein by reference. On August 7, 2009 we filed a Current Report on Form 8-K to retrospectively adjust portions of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, in order to reflect our adoption, effective April 1, 2009, of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51”. The financial statements and related notes included in the Current Report on Form 8-K filed on August 7, 2009 should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Schedule B of this Offer to Exchange is a summary of our financial statements from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and our Current Report on Form 8-K filed on August 7, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value of $10.05 per share as of June 30, 2009 (calculated using the book value of $1,216 million as of June 30, 2009, divided by the number of outstanding shares of 121 million as of June 30, 2009).

The following table sets forth our ratio of earnings to fixed charges for the periods specified. For purposes of determining the below ratios, earnings consist of pre-tax income or loss from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.

Ratio of Earnings to Fixed Charges

	Fiscal Year Ended		Three Months Ended June 30, 2009
	March 31, 2008	March 31, 2009
Ratio of earnings to fixed charges (1)	1.00	1.02	—

(1)	Due to our pre-tax loss in the three months ended June 30, 2009 the ratio coverage was less than 1:1. We would have needed to generate additional earnings of approximately $39.8 million to achieve a coverage of 1:1.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

A list of our current executive officers and members of our board of directors as of October 7, 2009 is attached to this Offer to Exchange as Schedule A. Our executive officers and members of our board of directors may not participate in the offer; however, our non-executive officers are eligible employees and are eligible to participate in this offer upon the same terms and subject to the same conditions of the offer. As of September 30, 2009, our executive officers and directors (16 persons) as a group held share options granted at the time of our initial public offering in July 2007 to purchase a total of 616,667 of our shares, which collectively represented approximately 10% of the eligible share options as of that date.

The table below sets forth the beneficial ownership of each of our executive officers and members of our board of directors of share options granted at the time of our initial public offering in July 2007 that were outstanding as of September 30, 2009. The percentages in the table below are based on the total number of outstanding eligible share options to purchase our shares, held by all employees, directors and executive and non-executive officers worldwide, which was 6,020,588 as of September 30, 2009. Our executive officers and members of our board of directors are not eligible to participate in the offer.

Name of Beneficial Owner	Number of Shares Subject to Outstanding Share Options Granted at IPO	Percentage of Total Shares Subject to Outstanding Share Options Granted at IPO
Bernard W. Dan, Director and Chief Executive Officer	—	—
Laurie R. Ferber, General Counsel	—	—
Karel F. Harbour, Chief Operating Officer	166,667	2.77%
Thomas M. Harte, Managing Director of North America	266,667	4.43%
J. Randy MacDonald, Chief Financial Officer	—	—
Laurence R. O’Connell, Managing Director of Asia/Pacific	133,333	2.21%
Michael K. Roseman, Chief Risk Officer	—	—
James Rowsell, Managing Director of Europe	50,000	0.83%
Thomas Connolly, Head of Human Resources	—	—
Alison J. Carnwath, Chairman of the Board of Directors	—	—
Eileen S. Fusco, Director	—	—
Martin J. Glynn, Director	—	—
Edward L. Goldberg, Director	—	—
David I. Schamis, Director	—	—
Lawrence M. Schloss, Director	—	—
Robert S. Sloan, Director	—	—

All directors and current executive officers (16 persons):	616,667	10.24%

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than outstanding share options to purchase our common shares or restricted share units granted from time to time to our executive officers and directors under the LTIP, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

To the best of our knowledge, and except as described below, no other executive officers or directors, nor any affiliates of ours, were engaged in transactions involving our common shares, options to purchase our common shares or restricted share units during the past 60 days before and including October 7, 2009.

On August 13, 2009, grants of restricted common shares were made to the following members of our board of directors: Eileen S. Fusco, Edward L. Goldberg, Lawrence M. Schloss and Robert S. Sloan. Ms. Fusco and Mr. Sloan both received 7,496 restricted common shares; Mr. Goldberg received 11,244 restricted common shares and Mr. Schloss received 18,740 restricted common shares. These grants were made pursuant to elections by these directors to receive a portion of their annual director compensation in the form of restricted common shares.

12. Status of Share Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Share options that we accept for exchange through the offer will be cancelled and the excess underlying common shares will be returned to the pool of shares available for grants of new awards under the LTIP.

In April, 2006, we implemented the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised) (share-based payment (“SFAS 123(R)”)). Under SFAS 123(R), we will recognize the incremental compensation cost of the restricted share units granted in the offer, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each restricted share unit granted to employees in exchange for exchanged share options, measured as of the date the restricted share units are granted, over the fair value of the exchanged share options, measured immediately prior to the expiration time. The unamortized compensation expense from the exchanged share options and incremental compensation expense, if any, associated with the awards under the Share Option Exchange Program will be recognized over the vesting period of the restricted share units. In the event that any of the restricted share units are forfeited prior to their vesting due to termination of continuous employment, the compensation cost for the forfeited restricted share units generally will not be recognized.

Since the offer has been structured to replace underwater share options with restricted share units of lesser value, we do not expect to recognize any material compensation expense. The only compensation expense we are likely to incur will result from the number of share options that are surrendered, fluctuations in our share price between the time the exchange ratio was set, after the close of business on September 30, 2009, and when the exchange actually occurs, and any cash payments made by us over the fair value of the exchanged share options. As a result, the Share Option Exchange Program will allow us to realize real incentive and retention benefits from the restricted share units issued, while recognizing approximately the same amount of compensation expense as we would have recognized for the exchanged share options.

If we are prohibited by applicable laws or regulations to which we are subject from granting restricted share units on the grant date of the restricted share units, we will not grant such restricted share units. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the grant date of the restricted share units we will not grant the restricted share units and you will not receive any other benefit for the share options you tendered and your eligible share options will not be accepted for exchange.

13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of share options and grant of restricted share units as contemplated by the offer, or any NYSE listing requirements that would be required for the acquisition or ownership of restricted share units or the shares subject thereto as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered share options for exchange and to grant restricted share units for exchanged share options is subject to the conditions described in Section 7 of this Offer to Exchange.

14. Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of share options for restricted share units pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.

If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.

Eligible employees who exchange outstanding share options for restricted share units generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged share options at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving restricted share units in connection with your participation in the Share Option Exchange Program.

We strongly recommend that you consult with your own lawyer, accountant, tax and/or financial advisor(s) to discuss the consequences to you of participating in the Share Option Exchange Program, as the tax consequences to you are dependent on your individual tax situation.

Restricted share units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted a restricted share unit. Instead, you will recognize ordinary income as the restricted share units vest and we deliver the shares to you, at which time MF Global generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. The amount of ordinary income you recognize will equal the fair market value of the shares. We will satisfy all tax withholding obligations in the manner specified in your restricted share unit award agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted share units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

Nonstatutory share options.

If you are employed by us in the United States and participate in the offer, your eligible share options will be exchanged for restricted share units. So that you are able to compare the tax consequences of restricted share units to that of your eligible share options, we have included the following summary as a reminder of the tax consequences generally applicable to nonstatutory share options under U.S. federal tax law.

Under current law, a share option holder who is a U.S. taxpayer generally will not realize taxable income upon the grant of a nonstatutory share option. When you exercise a nonstatutory share option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory share option is paid in common shares of MF Global or a combination of cash and shares, the excess of the value (on the date of exercise) of the shares received on the date of exercise over the value of the shares surrendered or the cash and shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than one year. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the share option, any income recognized upon exercise of a nonstatutory share option generally will constitute wages for which applicable federal, state and local income taxes and social security tax withholdings will be required.

Material Non-U.S. tax consequences.

The tax consequences for employees employed by us outside the United States and employees otherwise subject to income tax and social insurance contributions outside the United States may differ from the U.S. federal income tax consequences summarized above and will depend on the tax rules and regulations in the applicable jurisdiction. If you are subject to taxation in an eligible location outside the United States, please see Schedules C through I to this Offer to Exchange for more information.

We strongly recommend that you consult with your own lawyer, accountant, tax and/or financial advisor(s) with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own lawyer, accountant, tax and/or financial advisor(s) to discuss the consequences to you of participating in the Share Option Exchange Program.

15. Extension of the Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any surrendered eligible share options. If we elect to extend the period of time during which the offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offer and delay the expiration time, we also will extend your right to withdraw tenders of eligible share options until such delayed expiration time. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m. ET on the next U.S. business day following the previously scheduled expiration time.

We also reserve the right, in our discretion, before the expiration time to terminate or amend the offer and to postpone our acceptance and cancellation of any share options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of share options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the share options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration time, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in the offer to share option holders.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing share options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible share options being sought in the offer or the consideration being offered by us for the eligible share options in the offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible share options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible share options of such amendment, and we will extend the offer’s period so that at least ten U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible share options to be exchanged through the offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any lawyer, accountant, tax and/or financial advisor(s) consulted or retained by you in connection with the offer.

17. Additional Information; Documents Incorporated by Reference.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

We hereby incorporate by reference into this Offer to Exchange the following documents that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed with the SEC on June 10, 2009;

•	Our definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of shareholders, filed with the SEC on July 1, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 7, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on April 3, 2009, August 7, 2009 and October 5, 2009; and

•

The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on July 19, 2007, and any further amendment or report filed thereafter for the purpose of updating such description.

On August 7, 2009 we filed a Current Report on Form 8-K to retrospectively adjust Items 6 and 8 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 10, 2009, in order to reflect our adoption, effective April 1, 2009, of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51”. You should read the Current Report on Form 8-K filed on August 7, 2009 in conjunction with our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

We are not, however, incorporating any documents or information that we are deemed to furnish and not file in accordance with SEC rules. The information incorporated by reference into this Offer to Exchange is considered to be a part of this Offer to Exchange and should be read with the same care. Any statement contained in the incorporated documents shall be deemed to be modified or superseded for the purpose of this Offer to Exchange to the extent that a statement contained herein (or in any later-filed incorporated document) modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. All information appearing in this Offer to Exchange is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the incorporated documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Exchange as to the contents of any contract or other document referred to in this Offer to Exchange do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to this Offer to Exchange includes all incorporated documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Exchange are incorporated by reference in and constitute part of the Schedule TO filed by us with the SEC pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to the MF Global Share Option Exchange Program Service Center at 1-866-282-4939 (from within the United States) or 1-201-680-6869 (from outside the United States). Copies will be furnished promptly at MF Global’s expense.

Questions regarding MF Global generally should be directed to: MF Global Ltd., 717 Fifth Avenue, New York, New York 10022, Attention: Investor Relations, by e-mailing to InvestorRelations@mfglobal.com or by calling 1-800-596-0523.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in the offer.

18. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will any eligible share options be accepted from, the share option holders employed by us in such jurisdiction.

MF GLOBAL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON MF GLOBAL’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR SHARE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH MF GLOBAL HAS REFERRED YOU. MF GLOBAL HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY MF GLOBAL.

MF Global Ltd.

October 7, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND BOARD OF DIRECTORS OF MF GLOBAL LTD.

Our executive officers and board of directors as of October 7, 2009 are set forth in the following table:

Name	Position
Bernard W. Dan	Director and Chief Executive Officer
Laurie R. Ferber	General Counsel
Karel F. Harbour	Chief Operating Officer
Thomas M. Harte	Managing Director of North America
J. Randy MacDonald	Chief Financial Officer
Laurence R. O’Connell	Managing Director of Asia/Pacific
Michael K. Roseman	Chief Risk Officer
James Rowsell	Managing Director of Europe
Thomas Connolly	Head of Human Resources
Alison J. Carnwath	Chairman of the Board of Directors
Eileen S. Fusco	Director
Martin J. Glynn	Director
Edward L. Goldberg	Director
David I. Schamis	Director
Lawrence M. Schloss	Director
Robert S. Sloan	Director

The business address of each named executive officer and director is:

MF Global Ltd.

717 Fifth Avenue

New York, New York 10022

Our executive officers and members of our board of directors are not eligible to participate in the Share Option Exchange Program.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF

MF GLOBAL LTD.

We derived the summary consolidated statements of operations for the three months ended June 30, 2009 and 2008 and our consolidated balance sheet as of June 30, 2009 from our unaudited consolidated financial statements from our Quarterly Report on Form 10-Q for the period ended June 30, 2009, which we filed with the SEC and which we incorporate by reference into this Offer to Exchange. We derived the summary consolidated and combined statements of operations for fiscal years ended March 31, 2009 and 2008 and our consolidated balance sheets data as of March 31, 2009 and 2008 from our audited consolidated and combined financial statements from our Current Report on Form 8-K, dated August 7, 2009, which we filed with the SEC and which we incorporate by reference into this Offer to Exchange. Our consolidated and combined financial statements were prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. Our historical financial data are not necessarily indicative of our results for any future period. In management’s opinion, the unaudited financial information set forth below has been prepared on substantially the same basis as the audited consolidated and combined financial statements and includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the unaudited consolidated data.

Consolidated and Combined Statements of Operations

(Dollars in thousands, except share data)

	Year ended March 31,		Three Months ended June 30,
	2009	2008	2009	2008
Total revenues	$2,914,811	$6,019,847	$510,351	$913,857
Revenues, net of interest and transaction-based expenses	1,426,666	1,636,259	271,518	374,654
Income/ (loss) before provision for income taxes	9,949	3,599	(39,788)	22,551
Net (loss)/ income	(48,082)	(64,671)	(24,742)	14,947
Net (loss)/ income attributable to MF Global Ltd.	(49,058)	(69,542)	(25,152)	14,391
Net (loss)/ income applicable to common shareholders	(69,685)	(69,542)	(32,830)	14,391
(Loss)/ earnings per share
Basic	$(0.58)	$(0.60)	$(0.27)	$0.12
Diluted	$(0.58)	$(0.60)	$(0.27)	$0.12
Weighted average common shares outstanding
Basic	121,183,447	115,027,797	122,918,795	120,122,933
Diluted	121,183,447	115,027,797	122,918,795	121,995,205

B-1

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2009	March 31,
		2009	2008
Assets
Cash and cash equivalents	$822,198	$639,183	$1,481,084
Restricted cash and segregated securities	9,187,130	9,670,494	12,047,009
Securities purchased under agreements to resell	18,320,915	12,902,670	13,022,376
Securities borrowed	10,266,044	8,624,906	4,649,172
Securities received as collateral	72,101	54,488	623,752
Securities owned	9,918,474	3,605,908	7,380,290
Receivables	4,475,550	2,925,852	9,495,664
Memberships in exchanges, at cost	6,388	6,370	8,909
Furniture, equipment and leasehold improvements, net	63,471	62,717	54,911
Goodwill	—	—	74,145
Intangible assets, net	144,209	151,688	193,180
Other assets	201,147	191,359	224,379

Total Assets	53,477,627	38,835,635	49,254,871

Liabilities and Shareholders’ Equity
Short-term borrowings, including current portion of long-term borrowings	166,235	148,835	1,729,815
Securities sold under agreements to repurchase	28,507,968	14,271,698	18,638,033
Securities loaned	4,354,140	5,951,679	3,188,154
Obligation to return securities borrowed	72,101	54,488	623,752
Securities sold, not yet purchased, at fair value	2,433,422	2,884,591	1,869,039
Payables	15,600,670	12,845,371	21,632,716
Accrued expenses and other liabilities	204,605	293,207	313,507
Long-term borrowings	698,339	938,007	—

Total Liabilities	52,037,480	37,387,876	47,995,016
Preference shares	224,202	224,202	—
Total Shareholders’ Equity	1,215,945	1,223,557	1,259,855

Total Liabilities and Shareholders’ Equity	$53,477,627	$38,835,635	$49,254,871

B-2

SCHEDULE C

GUIDE TO TAX CONSIDERATIONS IN HONG KONG

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible share options in exchange for the grant of restricted share units for eligible employees subject to tax in Hong Kong. This summary is based on the tax laws in effect in Hong Kong as of the date of this Offer to Exchange.

This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Eligible employees who are citizens or residents of one country but work in one or more other jurisdictions may be subject to taxation in multiple jurisdictions. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the restricted share unit or when you sell shares acquired at vesting of the restricted share units. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the share option exchange and grant of restricted share units in Hong Kong.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in Hong Kong, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Share Option Exchange

You will not be subject to tax as a result of the exchange of eligible share options for the grant of restricted share units pursuant to the Offer to Exchange, although there is no clear guidance from the Inland Revenue Department.

Grant

You likely will not be subject to tax when the restricted share units are granted to you.

Vesting

You likely will be subject to income tax, but not Mandatory Provident Fund contributions, when the restricted share units vest on the fair market value of the shares issued to you at vesting.

Please note that if you leave Hong Kong permanently and subsequently vest in your restricted share units, all or a portion of any income you receive at vesting may still be considered Hong Kong-source employment income and subject to tax in Hong Kong. Please consult your personal legal counsel, accountant, financial and/or tax advisor(s) if you are planning to permanently leave Hong Kong and are considering settling your tax liability prior to departure as described above.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the restricted share units, you will not be subject to capital gains tax or salaries tax on any gain you realize.

C-1

Withholding and Reporting

Your employer is not required to withhold income tax at the vesting of the restricted share units. However, because the fair market value of the shares at vesting qualifies as additional salary under Hong Kong law, your employer will report the income recognized at vesting on its annual return. You are responsible for reporting and paying any tax resulting from the vesting of the restricted share units.

You and your employer should disclose details of the share option exchange to the Hong Kong tax authorities on the respective annual tax returns for the year in which the exchange took place.

Please note that there are special rules which apply to employees who will depart or have departed from Hong Kong. You are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) in this situation.

Please note that the withholding and reporting requirements may change in the future due to tax law changes or to accommodate MF Global’s determination to recharge its cost related to the restricted share units to the local employer.

Securities Law Warning

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any of the contents of this document, you should obtain independent professional advice.

The Offer to Exchange, any grant of restricted share units that you may receive in exchange for eligible share options and any common shares of MF Global issued to you at vesting of such restricted share units do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of MF Global or affiliates of MF Global. The Offer to Exchange and any related communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The offer, any restricted share units that you may receive in exchange for eligible share options and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange or any related communications, you should obtain independent professional advice.

C-2

SCHEDULE D

GUIDE TO TAX CONSIDERATIONS IN INDIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible share options in exchange for the grant of restricted share units for eligible employees subject to tax in India. This summary is based on the tax laws in effect in India as of the date of this Offer to Exchange.

This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Eligible employees who are citizens or residents of one country but work in one or more other jurisdictions may be subject to taxation in multiple jurisdictions. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the restricted share units, or when you sell shares acquired at vesting of the restricted share units. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) regarding the tax consequences of the share option exchange and grant of restricted share units in India.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in India, or if you are not treated as domiciled in India, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Share Option Exchange and the Grant Restricted Share Units

The tax treatment of the exchange of eligible share options for restricted share units is uncertain. The Indian tax authorities may treat the exchange as the disposal of a capital asset (i.e., the eligible option) which is subject to capital gains tax. In this case, the capital gain would likely be calculated based on the difference between the full value of consideration received in exchange for the eligible option (i.e., the value of the restricted share units) reduced by the cost paid to acquire the eligible share options.

In the present case, the cost of acquisition of the eligible share options that are being exchanged for restricted share units (and/or the value of the restricted share units) may be considered as “indeterminable,” in which case, the capital gains computation mechanism fails. Under existing judicial precedent no capital gains tax liability arises where the computation mechanism for capital gains fails. As a result, there are reasonable arguments that you will not be subject to capital gains tax as a result of the exchange of eligible share options for the restricted share units pursuant to this Offer to Exchange. However, this position is based on judicial precedents and there is no statutory guidance on this point. It is possible that the Indian tax authorities could ascribe determinable values to eligible share options and restricted share units, in which case, capital gains could be computed and due on the awards. As a result, taking the position that no tax is due on the exchange is not risk free and MF Global takes no responsibility for the tax position that you take/claim regarding the option exchange. Accordingly, we recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the potential tax consequences of participating in the share option exchange.

Vesting

You will be subject to income tax when the restricted share units vest (i.e., when the restricted share units are allotted to you) on the fair market value1 of the shares issued to you at vesting. You likely will not be subject to social insurance contributions when the restricted share units vest.

[1]

The term “fair market value” has been defined to mean “the value determined in accordance with the method as may be prescribed”. Nothing with respect to the valuation of shares allotted pursuant to a grant of free shares has been prescribed for the time being.

D-1

Sale of Shares

When you subsequently sell any shares acquired at vesting of the restricted share units, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the fair market value of the shares at vesting.

If you hold the shares for more than 12 months, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less, you will be taxed at the short-term capital gains tax rate (which is the same as your marginal income tax rate).

Withholding and Reporting

Your employer will be required to report and withhold income tax when your restricted share units vest. You are responsible for reporting and paying any tax resulting from the sale of shares.

Securities Law Warning

This Offer to Exchange does not invite offers from the public for subscription or purchase of the securities of any body corporate under any law for the time being in force in India. This Offer to Exchange is not a prospectus under the applicable laws for the time being in force in India. MF Global does not intend to market, promote, invite offers for subscription or purchase of the securities of any body corporate by this Offer to Exchange. The information provided in this document is for the record only. Any person who subscribes or purchases securities of any body corporate should consult his own investment advisers before making any investments. MF Global shall not be liable or responsible for any such investment decision made by any person.

D-2

SCHEDULE E

GUIDE TO TAX CONSIDERATIONS IN SINGAPORE

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible share options in exchange for the grant of restricted share units for eligible employees subject to tax in Singapore. This summary is based on the tax laws in effect in Singapore as of the date of this Offer to Exchange.

This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Eligible employees who are citizens or residents of one country but work in one or more other jurisdictions may be subject to taxation in multiple jurisdictions. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the restricted share units, or when you sell shares acquired at vesting of the restricted share units. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) regarding the tax consequences of the share option exchange and grant of restricted share units in Singapore.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you have not been employed in Singapore throughout the period of time from the grant of the eligible share options to this Offer to Exchange and/or grant of restricted share units, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

You will not be subject to tax as a result of the exchange of eligible share options for restricted share units pursuant to this Offer to Exchange, although there is no clear guidance under Singapore tax laws in respect of a share option exchange.

Grant

You will generally not be subject to tax when the restricted share units are granted to you.

Vesting

You will be subject to income tax on the fair market value of the shares issued to you at vesting. You will not be subject to Central Provident Fund (“CPF”) contributions on this amount.

In addition, if you are neither a Singapore citizen nor a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, you may be subject to tax on a “deemed vesting” basis if you cease to be employed in Singapore, even if the restricted share units have not vested as of that time. In this case, the taxable amount (if any) will be the market value of the underlying shares one month before the date you cease employment or the date on which the restricted share units are granted, whichever is later. If you are subject to tax under this “deemed vesting” rule and the fair market value of the shares at vesting is lower than the deemed gain, you may apply to the Inland Revenue Authority of Singapore (“IRAS”) for a reassessment of your tax liability within four years from the year of assessment following the year in which the “deemed vested” rule applied.

Sale of Shares

You should not be subject to tax when you subsequently sell any shares acquired at vesting of the restricted share units (unless you are trading or dealing in the shares).

E-1

Withholding and Reporting

You are responsible for reporting the taxable benefit you have derived from the vesting of the restricted share units for the year in which vesting occurs and for paying any applicable income tax.

Subject to tax clearance procedures for departing expatriate employees, generally, your employer will not withhold income tax or CPF contributions at vesting of the restricted share units. However, your employer will prepare a Form IR8A, which will state the salary or benefits paid to you by your employer during the year, whether in cash or in kind. This will include the amount of the market value of the shares at vesting of the restricted share units. However, if you are neither a Singapore citizen nor a Singapore permanent resident, different rules may apply to you, and you are advised to consult your own lawyer, accountant, tax and/or financial advisor(s) as to how the tax or other laws in Singapore and in your country apply to your specific situation.

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SCHEDULE F

GUIDE TO TAX CONSIDERATIONS IN SWITZERLAND

The following is a general summary of the material federal tax consequences of the voluntary cancellation of eligible share options in exchange for the grant of restricted share units for eligible employees subject to tax in Switzerland. Swiss employees are taxed at the federal, cantonal and municipal levels. This summary is based on the federal tax laws in effect in Switzerland as of the date of this Offer to Exchange.

This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Eligible employees who are citizens or residents of one country but work in one or more other jurisdictions may be subject to taxation in multiple jurisdictions. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the restricted share units, or when you sell shares acquired at vesting of the restricted share units. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) regarding the tax consequences of the share option exchange and grant of restricted share units in Switzerland.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in Switzerland, or if you are not treated as domiciled in Switzerland, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

The timing of taxation of restricted share units varies by canton. The canton of Geneva in principle follows the general practice established by the Federal tax administration. However, the competent tax authorities assess the tax consequences of equity compensation plans on an individual basis. Please consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax treatment of the restricted share units in your canton of residence (or taxation, if different).

Share Option Exchange

You will not be subject to tax as a result of the exchange of eligible share options for the grant of restricted share units pursuant to this Offer to Exchange, although there is no clear guidance from the cantonal tax authorities.

Grant

You likely will not be subject to tax when the restricted share units are granted to you.

Vesting

You likely will be subject to income tax (including federal, cantonal and municipal tax) and social security contributions (to the extent you are otherwise subject to social security contributions) when the restricted share units vest on the fair market value of the shares issued to you on the date of vesting (minus the consideration paid, if any).

Net Wealth

Any shares issued to you upon vesting of the restricted share units will become part of your net wealth, which is subject to the net wealth tax levied at the cantonal and municipal levels.

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Sale of Shares

When you subsequently sell any shares acquired at vesting of the restricted share units, you will not be subject to capital gains tax on any gains realized, provided the shares are held as private assets and provided you do not qualify as a professional securities dealer.

Withholding and Reporting

If you are an employee subject to ordinary tax assessment (i.e., if you are a Swiss national or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax at vesting, but is required to withhold social security contributions (to the extent you are otherwise subject to social insurance contributions) on the fair market value of the shares issued to you (minus the consideration paid, if any). Your employer will report the grant and vesting of the restricted share units on the annual certificate of salary (Lohnausweis) and to an annex to the annual certificate (“Beiblatt zum Lohnausweis”) which are both issued to you as of the end of the calendar year during which the restricted share units are granted and vest. You are responsible for attaching the certificate of salary to your income and wealth tax return and for paying any tax resulting from the restricted share units. In addition, you must declare the restricted share units and any shares acquired at vesting in the statement on bank accounts and securities (Wertschriftenverzeichnis) that you are required to file with your income and wealth tax return.

If you are an employee subject to income taxation at source (i.e., if you are a foreign employee holding a “B” permit or a cross-border employee), your employer is required to withhold and report salary withholding tax and social security contributions (to the extent you are otherwise subject to social security contributions) on the fair market value of the shares issued to you at vesting (minus the consideration paid, if any). Depending on the amount of your annual income in Switzerland, you may be required to file a subsequent tax return and pay additional tax (or receive a refund) when the tax administration computes the exact amount of tax due.

Please note that the withholding and reporting requirements may change in the future due to tax law changes or to accommodate MF Global’s determination to recharge its cost related to the restricted share units to the local employer.

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SCHEDULE G

GUIDE TO TAX CONSIDERATIONS IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible share options in exchange for the grant of restricted share units for eligible employees subject to tax in Taiwan. This summary is based on the tax laws in effect in Taiwan as of the date of this Offer to Exchange.

This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Eligible employees who are citizens or residents of one country but work in one or more other jurisdictions may be subject to taxation in multiple jurisdictions. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the restricted share units, or when you sell shares acquired at vesting of the restricted share units. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) regarding the tax consequences of the share option exchange and grant of restricted share units in Taiwan.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in Taiwan, or if you are not treated as domiciled in Taiwan, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Share Option Exchange

You will not be subject to tax as a result of the exchange of eligible share options for the grant of restricted share units pursuant to this Offer to Exchange, although there is no clear guidance from the Ministry of Finance.

Grant

You will not be subject to tax when the restricted share units are granted to you.

Vesting

You will be subject to income tax, but not social insurance contributions, when the restricted share units vest on the fair market value of the shares issued to you at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the restricted share units, you will not be subject to tax on any gain you realize.

However, as of January 1, 2010, any income you recognize upon the sale of your shares (i.e., income from foreign sources) will be included as part of your basic income for alternative minimum tax (“AMT”) purposes and may be subject to AMT. You should consult your personal legal counsel, accountant, financial and/or tax advisor(s) regarding whether the AMT regime will apply to any income you recognize upon the sale of your shares.

Withholding and Reporting

Subject to the following paragraph, your employer will not withhold income tax at the vesting of the restricted share units. You are responsible for reporting and paying any taxes resulting from the vesting of the

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restricted share units and issuance of the shares. Your employer will prepare a non-withholding statement that includes your name, address, ID number and the taxable amount and will file the non-withholding statement with the tax authorities. Your employer will deliver a copy of the non-withholding statement to you, so that you can include the fair market value of the shares at vesting on your annual tax return.

MF Global reserves the right to recharge its cost related to the restricted share units to the local employer. You will be notified if, prior to the vesting date of your restricted share units, there is a change in the tax withholding and reporting requirements in relation to your restricted share units to accommodate MF Global’s recharge of its cost related to the restricted share units to the local employer.

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SCHEDULE H

GUIDE TO TAX CONSIDERATIONS IN THE UNITED ARAB EMIRATES

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible share options in exchange for the grant of restricted share units for eligible employees subject to tax in the UAE. This summary is based on the tax laws in effect in the UAE as of the date of this Offer to Exchange.

This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Eligible employees who are citizens or residents of one country but work in one or more other jurisdictions may be subject to taxation in multiple jurisdictions. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the restricted share units, or when you sell shares acquired at vesting of the restricted share units. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) regarding the tax consequences of the share option exchange and grant of restricted share units in the UAE.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the UAE, or if you are not treated as domiciled in the UAE, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Share Option Exchange

You will not be subject to UAE income tax as a result of the exchange of eligible share options for restricted share units.

Grant

You will not be subject to UAE federal or emirate income tax (or any additional social insurance obligations) when the restricted share units are granted to you.

Vesting

You will not be subject to any UAE income tax (or any additional social insurance obligations) when the restricted share units vest and shares are issued to you.

Sale of Shares

When you sell the shares acquired at vesting of the restricted share units, you will not be subject to any UAE capital gains tax (or any additional social insurance obligations).

Withholding and Reporting

In general, neither the employer nor employee will be subject to any income tax or social insurance withholding or reporting obligations in connection with this employee benefit plan.

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Securities Law Warning

This Offer to Exchange has not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates. This Offer to Exchange is strictly private and confidential and has not been reviewed by, deposited or registered with the UAE Central Bank or any other licensing authority or governmental agencies in the United Arab Emirates. This Offer to Exchange is being issued from outside the United Arab Emirates to a limited number of employees of MF Global Middle East DMCC and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose.

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SCHEDULE I

GUIDE TO TAX CONSIDERATIONS IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible share options in exchange for the grant of restricted share units for eligible employees subject to tax in the United Kingdom (“UK”) and who are resident, ordinarily resident and domiciled for tax purposes in the UK. This summary is based on the tax laws and Her Majesty’s Revenue and Customs (“HMRC”) published guidance in effect in the UK as of the date of this Offer to Exchange. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date at grant or vesting of the restricted share units, or when you sell shares acquired at vesting of the restricted share units. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) regarding the tax consequences of the share option exchange and grant of restricted share units in the UK.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the UK, or if you are not treated as domiciled in the UK, the information contained in this summary may not be applicable to you. Accordingly, you are strongly encouraged to consult with your own lawyer, accountant, tax and/or financial advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Share Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible share options for the grant of restricted share units.

Grant

You should not be subject to tax when restricted share units are granted to you.

Vesting

You will be subject to income tax and employee national insurance contributions (“NICs”) when the restricted share units vest and shares are issued to you. The taxable amount will be the fair market value of the shares issued to you at vesting.

If MF Global moves its corporate domicile to Delaware, and the shares issued in respect of the restricted share units are shares in a United States (“U.S.”) company, there may be additional tax implications in the U.S. For example, U.S. withholding tax may be payable on any dividends paid to you in respect of those shares, subject to possible relief under a relevant treaty for the avoidance of double taxation. For further details, you are strongly encouraged to seek appropriate professional advice on any such tax liabilities arising in the U.S.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the restricted share units, you will be subject to capital gains tax if your total capital gains for the relevant UK tax year (April 6 to the following April 5) exceed the annual exempt amount (£10,100 for the tax year April 6, 2009 to April 5, 2010), in which case you will be subject to tax at a flat rate of 18% on the difference between the sale price and the fair market value of the shares at vesting.

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Please note that, when you sell any shares acquired at vesting, you may need to take into account the share-identification rules in calculating your capital gains tax liability, particularly if you have acquired MF Global’s common shares from other sources. Please consult your personal tax advisor to determine how share-identification rules apply in your particular situation.

Withholding and Reporting

Your employer will calculate the income tax and employee NICs due at the vesting of restricted share units and account for these amounts to HMRC. Your employer will account for and withhold any applicable income tax and employee NICs under the Pay As You Earn system or by any other means set forth in your restricted share unit award agreement.

If a sufficient amount is not accounted for, you must reimburse your employer for the income tax due within 90 days of the vesting of the restricted share units to avoid further tax consequences. If you fail to pay this amount to the employer within that time limit, the income tax paid by your employer on your behalf and not reimbursed within 90 days of vesting will constitute a loan owed by you to your employer. The loan will be effective as of the date of vesting, will be immediately due and repayable, will bear interest at the then-current official rate of HMRC, and may be recovered by us or your employer at any time by any of the means set forth in your restricted share unit award agreement.

Your employer also is required to report the grant and vesting of the restricted share units, the acquisition of shares and the tax withheld on its annual tax returns filed with HMRC.

In addition to your employer’s reporting obligations, you are responsible for reporting any income resulting from the vesting of the restricted share units and the sale of shares on your annual tax return. You also are responsible for paying any tax resulting from the sale of shares.

Other Information

This document is being issued by MF Global Ltd. in the United Kingdom only to certain eligible employees falling within Article 60 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (Participation in employee share schemes) (each such employee, a “Relevant Employee”). This document is provided for the sole purpose of providing Relevant Employees with information in relation to MF Global’s offer to voluntarily exchange certain outstanding share options for restricted share units.

Any investment or investment activity to which this document relates is available in the United Kingdom only to Relevant Employees, and will be engaged in only with such persons.

Under no circumstances will restricted share units be available in the United Kingdom to persons other than employees of MF Global or another member of its group.

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